As filed with the Securities and Exchange Commission on ____, 1998.

                                                   Registration No._________

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                            REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                        APPLIED COMPUTER TECHNOLOGY, INC.
                 (Name of small business issuer in its charter)

        Colorado                      5734                    84-1164570
(State or other jurisdiction    (Primary Standard           (I.R.S.Employer
  of incorporation or              Industrial             Identification No.)
     organization)             Classification Code)

                               2573 Midpoint Drive
                          Fort Collins, Colorado 80525
                                  Telephone: 970/490-1849
         (Address and telephone number of principal executive offices)

                            Wiley E. Prentice, Jr.
                               2573 Midpoint Drive
                          Fort Collins, Colorado 80525
                                  Telephone: 970/490-1849
           (Name, address and telephone number of agent for service)

                               2573 Midpoint Drive
                          Fort Collins, Colorado 80525
                   (Address of Principal Place of Business or
                      Intended Principal Place of Business)

                                  Copies to:
                             William T. Hart, Esq.
                                  Hart & Trinen
                            1624 Washington Street
                            Denver, Colorado 80203
                             Telephone: 303/839-0061

Approximate date of commencement of proposed sale to public:
As soon as practicable after the Registration Statement becomes effective

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------

                                      Proposed        Proposed
Title of Each Class      Amount     Maximum Offer-  Maximum Aggre-   Amount of
of Securities to be      to be      ing Price Per   gate Offering    Registra-
Registered             Registered     Unit (1)        Price (1)      tion Fee
-------------------------------------------------------------------------------

Common Stock (2)          360,000       $2.50           $900,000       $266

-------------------------------------------------------------------------------

Total                     360,000                       $900,000       $266
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2) Shares are offered by the Selling Shareholder. Pursuant to Rule 416, includes such indeterminate number of additional securities as may be required for issuance on conversion of the Series A Preferred Stock and as a result of any adjustment in the number of securities issuable on such conversion by reason of the anti-dilution provisions of the Series A Preferred Stock.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        APPLIED COMPUTER TECHNOLOGY, INC.

               Cross Reference Sheet between Items of Form SB-2
                                and Prospectus

    Item in Form SB-2                                Location in Prospectus
    -----------------                               ------------------------
1.  Front of Registration Statement and
    Outside Front Cover of Prospectus       Facing  Page; Outside Front Cover
                                            Page

2.  Inside Front and Outside Back
    Cover Pages of Prospectus               Inside  Front Cover  Page;  Outside
                                            Back Cover Page

3.  Summary Information and Risk Factors    Prospectus Summary; Risk Factors

4.  Use of Proceeds                         Prospectus Summary

5.  Determination of Offering Price         Selling Shareholder

6.  Dilution                                Comparative Share Data

7.  Selling Security Holders                Selling Shareholder.

8.  Plan of Distribution                    Selling Shareholder

9.  Legal Proceedings                       Not Applicable

10. Directors, Executive Officers,
    Promoters and Control Persons           Management

11. Security Ownership of Certain
    Beneficial Owners and Management        Principal Shareholders

12. Description of Securities               Description of Securities

13. Interest of Named Experts and Counsel   Legal Matters; Experts

14. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities                         Management-Limitation  of Liability
                                            and Indemnification

15. Organization Within Last Five Years     Business; Certain Transactions

16. Description of Business                 Prospectus Summary; Business

17. Management's Discussion and Analysis
    or Plan of Operation                    Management's Discussion and Analysis
                                            of Financial Condition and Results
                                            of Operations.

    Item in Form SB-2                                Location in Prospectus
    -----------------                               ------------------------

18. Description of Property                 Business

19. Certain Relationships and Related
    Transactions                            Certain Transactions.

20. Market For Common Stock and
    Related Shareholder Matters             Market Information

21. Executive Compensation                  Management - Executive Compensation.

22. Financial Statements                    Financial Statements.

23. Changes In and Disagreements With
    Accountants on Accounting and
    Financial Disclosure                    Experts.

                        APPLIED COMPUTER TECHNOLOGY, INC.

                                 Common Stock


         This Prospectus relates to the sale of shares of the Common Stock of Applied Computer Technology, Inc. (the "Company") by the holder of the Company's Series A Preferred Stock (the "Preferred Stock") if and when the holder of the Preferred Stock elects to convert the Preferred Stock into shares of the Company's Common Stock. The holder of the Preferred Stock may resell the shares it receives upon conversion from time to time in the public market. The holder of the Preferred Stock, to the extent it coverts the Preferred Stock into shares of Common Stock and receives shares of the Company's Common Stock, is referred to in this Prospectus as the "Selling Shareholder".

         The Selling Shareholder has advised the Company that it will offer the shares through broker/dealers at market prices with customary commissions being paid by the Selling Shareholder. The costs of registering the shares offered by the Selling Shareholder are being paid by the Company. The Selling Shareholder will pay all other costs of the sale of the shares offered by this prospectus. The Company will not receive any proceeds from the sale of the shares by the Selling Shareholder.

         The Common Stock and Warrants are listed on the Nasdaq SmallCap Market under the trading symbols ACTI and ACTIW, respectively, and on the Pacific Stock Exchange under the symbols ABZ and ABZW, respectively.

         On February , 1998 the closing prices of the Company's Common Stock and Warrants on the NASDAQ System were $____and $____, respectively. See "Market Information".

         These Securities involve a high degree of risk and immediate substantial dilution. See "Risk Factors" and "Dilution".

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.








                    The date of this Prospectus is_________, 1998

         Applied Computer Technology and the stylized handprint logo are registered trademarks and service marks of Applied Computer Technology, Inc. This prospectus also contains trademarks and service marks of other companies.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of any such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's Regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. The Company's securities are listed on the Pacific Stock Exchange and copies of the reports, proxy statements and other information filed with the Commission can be inspected at such exchange. Copies of such material can be obtained from the Public Reference Section of the Commission at its office in Washington, D.C. 20549 at prescribed rates. The Company has filed with the Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.


         The Company intends to furnish annual reports to shareholders containing audited financial statements, quarterly reports and such other periodic reports as it may determine to be appropriate or as may be required by law.

                              PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes thereto appearing else where in this Prospectus.

                                   The Company

         The Company markets, installs, services and supports microcomputer systems ("PCs") and related peripheral products principally for use by busi nesses and large institutional customers active in the corporate, government and retail markets. The Company provides a broad range of microcomputer pro ducts and services including hardware, software, system design, engineering, consulting, maintenance and training. Management estimates that over 90% of the Company's microcomputer sales are accounted for by customer PCs which are assembled by the Company under its own brand name, with remaining microcomputer sales accounted for by well-known national brands including Compaq, Apple and IBM. The Company also markets and installs operating systems and application software developed by Microsoft Corporation, Novell, Inc. and other software developers.

         The Company services its customer base, which is located primarily in the States of Colorado and Wyoming, from its headquarters and six business centers ("Business Centers") in central and northern Colorado. The Company's current customers include Colorado State University, Ball Aerospace Corporation, the University of Colorado, Metropolitan State College, University of Oklahoma, the U.S. Military Academy, the U.S. Air Force Academy, and the U.S. Naval Academy.

         The Company sells custom configured systems and network installations, which generally carry higher gross profit percentages than the sale of previously assembled microcomputers. The Company also sells hardware, software and services for custom configured microcomputer systems and networks as a single "system" in order to differentiate itself from certain of its competitors which strictly provide hardware or hardware and software. The Company's Business Centers provide a variety of installation, training and support services which the Company intends to expand both in its present Business Centers and through the addition of two new Business Centers. The Company plans to continue to implement its strategy of bundling hardware, software and services and to continue its penetration into network sales and installations. The Company assembles custom PCs, as opposed to selling nationally known microcomputer brands, in order to realize higher gross profits associated with the sale of the Company's own brand of microcomputers versus brands produced by well-known manufacturers. See "Business".

         The Company completed its initial public offering in October 1995. In this offering, the Company sold 1,150,000 Units at a price of $3.60 per Unit. Each Unit consisted of one share of Common Stock and one Warrant.

         The Company was incorporated in Colorado in January l989. Its principle executive offices are located at 2537 Midpoint Drive, Fort Collins, Colorado 80525, and its telephone number is (303) 490-l849. Unless the context otherwise requires, references in this Prospectus to the "Company" or "Applied Computer Technology" refer to Applied Computer Technology, Inc.

                                 The Offering

Securities  offered ........  Shares of Common Stock are offered for public sale by the holder of the Company's Series A Preferred Stock if and when the holder of the Preferred Stock elects to convert the Preferred Stock into shares of the Company's Common Stock. See
                              "Selling Shareholder".

Common Stock  outstanding...  As of January 31, 1998, the Company had 3,188,662
                              shares of Common Stock issued and outstanding. Assuming all shares of the Series A Preferred Stock are converted into 360,000 shares of the Company's Common Stock (assuming a conversion price of $2.50 per share) there will be 3,548,662 shares of Common Stock issued and outstanding. The number of outstanding shares before and after this Offering does not give effect to shares which may be issued upon the exercise and/or conversion of options, warrants or other convertible securitites previously issued by the Company.
See "Comparative Share Data".



Trading symbols:               Nasdaq          Pacific Stock Exchange
                               ------          ----------------------
  Common Stock                 ACTI                      ABZ
  Warrants                     ACTIW                     ABZW


                            Summary Financial Data
                      (in thousands, except per share data)

                                    Years Ended                Nine Months
                                    December 31,            Ended September 30,
Statements of Operations      1994      1995      1996       1996       1997
                              ----      ----      ----       ----       ----
  Data:

Sales and service revenues  $11,734   $19,058   $20,239    $16,343    $22,339
Gross profit                  1,746     2,902     3,155      3,196      1,284
Income (loss) from oper-
  ations                       (119)      925    (1,289)       731     (2,393)
Net income (loss)              (196)      535    (1,342)       453     (2,784)
Net income (loss) per share(1) (.06)     (.24)     (.44)      (.14)     (.91)
Weighted average shares
  outstanding                 2,097     2,124     3,042      3,339      3,059

                                       December 31, 1996     September 30, 1997
Balance Sheet Data:                    -----------------     ------------------

Current Assets                               $6,868              $6,910
Current Liabilities                           5,627               8,448
Working capital                               1,241              (1,538)
Total assets                                  8,873               9,315
Total liabilities                             5,864               9,090
Shareholders' equity                          3,009                 225


(1) Computed on a pro forma basis for fiscal l994 to give effect to federal and state income taxes. See "Selected Financial Data".

                                 RISK FACTORS

         In evaluating the Company's business, prospective investors should consider carefully the following risk factors in addition to the other information presented in this Prospectus.

History of Losses, Variability in Quarterly Operating Results.

         During the year ended December 30, 1996, and the nine months ending September 30, 1997 the Company suffered losses of $1,342,000 and $2,784,000 respectively. The Company has suffered continuing losses during the quarter ending December 31, 1997 and during January 1998. There can be no assurance that the Company's operations will ever be profitable. The Company may experience significant fluctuations in future operating results due to a number of factors including, among others, the size and timing of customer orders, delays in product enhancements and new product introductions by the Company's suppliers, quality control difficulties, market acceptance of new products introduced by the Company's suppliers, product returns, customer order deferrals in anticipation of new products or enhancements, reduction in demand for existing products as a result of new product introductions, and pricing trends in the microcomputer and peripheral markets in which the Company is active.
The impact of any of these factors could cause operating results to decline significantly from prior periods. The Company's business is also seasonal to a certain extent. The Company's revenues in the first and second quarters are typically lower than during the other two quarters of each year. Sales and service revenues for each quarter depends substantially on orders received and delivered in that quarter. The Company's operating expenses are based in part on its estimate of future revenues and, accordingly, the Company may be unable to adjust spending in a timely manner to compensate for a shortfall in revenues. Any significant decrease in customer orders for any reason would have an immediate adverse impact on the Company's operating results and its ability to maintain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

Offering Proceeds, Need for Additional Capital

         The Company will not receive any proceeds from the sale of the shares by the Selling Shareholder. See "Selling Shareholder". Losses during 1996 and the nine months ended September 30, 1997 have caused liquidity problems for the Company. To fund its operations, the Company could be required to raise additional capital. There can be no assurance the Company will be capable of raising additional capital or that the terms upon which such capital will be available to the Company will be acceptable.

Dependence on Hardware Sales

         The Company's sales are derived from the corporate, government and retail markets for microcomputer systems and peripherals. The Company's customers in the corporate and government markets are generally large institutions which purchase microcomputer systems and peripherals in significant quantities. These customers in many cases will solicit bids from the Company and its competitors and pricing is frequently one of the most significant factors considered by the customers in their purchase decision. Gross profit percentages generated from the sale of microcomputer systems and peripherals are customarily less than the gross profit percentages generated by sales of network systems, upgrades and maintenance, training, and system design and engineering. Because a number of the Company's customers enter into contracts for the purchase of hardware, networking, upgrades and maintenance, training, and system design and engineering on a combined basis, the Company is unable to calculate precisely the percentage of revenues attributable to each of these activities. Although the Company plans to continue to expand its networking, maintenance, training and system design and engineering activities, the Company will continue to be substantially dependent on hardware sales of microcomputer systems and peripherals to its customers in the corporate, government and retail markets. There can be no assurance the Company will be successful in increasing its gross profit percentages by deriving additional revenues from non-hardware sales. To the extent the Company remains dependent on hardware sales, the Company will continue to generate lower gross profit than that attributable to the other activities in which the Company is engaged. See "Business."

Competition

         Competition in the sale of microcomputers and peripherals is intense and characterized by rapid technological advances, evolving industry standards and technological obsolescence. A number of companies offer microcomputer products and peripherals identical or similar to the Company's products. A majority of the Company's existing competitors, as well as a number of potential competitors, have larger technical and service staffs, more established and larger marketing and sales organizations, and significantly greater financial resources than the Company. A number of the Company's competitors carry identical or similar products to those sold by the Company. Moreover, there are no proprietary barriers to entry that would prevent the Company's competitors from selling competing products in the Company's markets. The Company believes that the principal competitive factors in the market for microcomputers and peripherals include price, service and support, brand availability and market presence. Although the Company believes that it competes favorably with respect to certain of these factors in its markets, there can be no assurance the Company will be successful in competing in its existing market or in new markets the Company may enter. See "Business Competition."

Dependence on Suppliers

         The Company has no proprietary manufacturing operations and purchases microcomputers and peripherals from a number of suppliers. In those instances where the Company assembles microcomputers on an in-house basis, the Company purchases manufactured components from third-party suppliers. The Company has no supply contracts or agreements with its suppliers other than three pricing agreements with a software supplier. These agreements do not grant the Company any exclusive rights to software and do not assure the Company will receive software as required. As such, the Company is vulnerable to limits in supply and pricing and product changes by these suppliers. Although management believes that such changes could be accommodated by the Company, they may necessitate changes in the Company's design of its microcomputers or assembly methods, and the Company could experience temporary delays or interruptions in supply while such changes are incorporated. Further, the Company could also experience delays or interruptions in supply in the event the Company is required to find a new supplier for any of its commonly used components. Although the Company believes there are a number of alternate suppliers for components and finished products now purchased by it, there can be no assurance the Company could obtain components or finished products from alternate suppliers in the event of industry-wide price increases or component shortages. In addition, there can be no assurance the Company's current suppliers will not alter their pricing in a manner adverse to the Company. Although the Company uses a "just-in-time"
inventory management system for components and finished products (which decreases prices of components, microcomputers and peripherals and to limit the risk of inventory obsolescence), price increases in the component or finished product markets in which the Company is active, or component or product shortages, could cause the Company to be unable to fulfill its commitments to customers or may adversely affect the Company's gross profit percentage. See "Business."

Customer Concentration

    The Company anticipates that a significant portion of its sales and service revenues will be the result of sales to a limited number of customers, the identity of which may vary from year to year. During the nine months ended September 30, 1997, three customers accounted for 36.5% of the Company's sales. To the extent the Company continues to depend upon a limited number of key customers for a material percentage of its sales and service revenues and accounts receivable, the loss of one or more of such significant customers could materially adversely affect the Company's results of operations.

Dependence on Sales to Entities with Long Sales Cycles

         During the nine months ended September 30, 1997 the Company derived approximately 80% of its sales and service revenues from purchases by educational and government entities. These entities include businesses, colleges, municipalities, state or local quasi-governmental entities and state and local governments. Purchases by government entities are often characterized by bidding and contracting procedures which may place significant demands on the Company's administrative and sales personnel.

Although the Company's status as a non-exclusive approved vendor to the State of Colorado has simplified some of the bidding procedures to state-funded colleges and governmental entities, there can be no assurance the Company will continue to remain an approved vendor by the State of Colorado. Loss of this approval for any reason could materially adversely impact the Company's sales to state-funded universities and governmental entities. Once awarded, contracts with government entities may also be subject to payment and/or funding delays. The ability of state-funded entities to purchase the products offered by the Company will depend on the financial condition and budgetary constraints of the particular entity, as well as the continued availability of government funds.

         Sales to the Company's government and quasi-government customers are characterized by a lengthy sales cycle which typically extends for a period of from six to 12 months. The sales cycle typically commences with the customer preparing a request for proposal or bid quotation which is directed to the Company and others. The sales cycle typically ends on placement of a purchase order or execution of a contract. The length of the sales cycle is affected by such factors as budgetary purchasing cycles, availability of funding from federal, state and other sources, and the customer's assessment of its automation requirements. Many of these factors are, and will continue to be, outside of the Company's control. The Company's results of operations have been, and will continue to be, impacted by the length of sales cycle to the Company's educational and government customers. See "Business."

Dependence on Key Personnel.

         The Company's success depends to a significant extent on its executive officers. The loss of any of these officers would have an adverse effect on the Company, although the Company believes that the loss of Mr. Prentice's services would be most significant. The Company maintains key-man life insurance policies on the lives of Mr. Prentice and Ms. Koehler in the amounts of $1,000,000 and $100,000, respectively. The proceeds of these life insurance policies are currently pledged as collateral against the Company's bank line of credit. Although the Company has employment agreements with Mr. Prentice and, and Ms. Koehler, the agreements do not assure the Company the continued services of such officers and Ms. Koehler is only obligated to devote 60% of her time to the Company's business. The success of the Company is also dependent upon its ability to attract and retain highly qualified service and technical personnel, competition for whom is intense. There can be no assurance the Company will be able to recruit and retain such personnel. See "Management - Directors and Executive Officers."

Reliance on Financing Arrangements

         In October 1997 the Company established an accounts receivable line of credit with a bank under which the Company may borrow up to 85% of approved sales. As of December 31, 1997 the Company has borrowed $900,000 against this line of credit. The line of credit bears interest at the rate of 1.5% per month and is repayable on demand. The Company is dependent on amounts available under this line of credit to address its liquidity requirements. If for any reason this line of credit were declared payable by the bank (such as an event of default), the Company"s liquidity would be materially and adversely affected. There can be no assurance the Company could identify alternate sources of financing in such event or, if identified, that the cost of such financing would be acceptable to the Company.

Absence of Proprietary Rights

         Neither the Company nor any of its directors, officers or shareholders own any patents or patent rights respecting products marketed by the Company. The Company has entered into a license agreement with one of its largest suppliers which provides the Company with certain limited rights of reproduction and usage of trademarks and service marks owned by the supplier. With the exception of these limited, non-exclusive rights of usage and the Company"s own trademarks and service marks, the Company has no exclusive or non-exclusive proprietary rights. See "Business - Proprietary Rights."

Control by Existing Shareholders

         Following this offering (and assuming all shares of the Series A Preferred Stock are converted into shares of common stock), the Company's executive officers, directors and principal shareholders will, in the aggregate, beneficially own approximately 41% of the Company's outstanding shares of Common Stock. These shareholders, if acting together, would likely be able effectively to control most matters requiring approval by the shareholders of the Company, including the election of a majority of the directors. The voting power of these shareholders under certain circumstances could have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal Shareholders".

Public Market Price Fluctuations

         Although the Company's Common Stock and Warrants trade on the Nasdaq SmallCap Market and the Pacific Stock Exchange, there can be no assurance that an active trading market will continue or that the market price of such securities will not decline. There can be no assurance that the Company will maintain its Nasdaq and Pacific Stock Exchange listings for the Common Stock or Warrants. Factors such as quarterly fluctuations in results of operations, announcements of new products or product enhancements by the Company's suppliers, market conditions specific to the microcomputer segment of the computer industry or market conditions in general, may cause the market price of the Company's securities to fluctuate, perhaps substantially. In addition, in recent years the stock market has experienced significant price and volume fluctuations. These fluctuations, which are often unrelated to the operating performance of specific companies, have had a substantial effect on the market price for many technology and small capitalization companies. Factors such as those cited above, as well as other factors which may be unrelated to the operating performance of the Company, may affect adversely the price of the Company's securities. See "Market Information."

Shares Eligible for Future Sale

         Sales of a substantial number of shares of the Company's Common Stock in the public market following this offering could adversely affect the market price of the Company's Common Stock. As of January 31, 1998 the Company had 3,188,662 shares of Common Stock issued and outstanding. Substantially all of such shares are available for sale in the public market. Upon the completion of this offering (and assuming all shares of the Series A Preferred Stock are converted into shares of common stock) the 360,000 shares offered by means of this Prospectus will be freely tradeable. In November 1997, the Company sold 1,500 shares of its Series B Preferred Stock, plus 82,192 Common Stock Purchase Warrants, to a foreign investor for $1,500,000. The number of shares issuable upon the conversion of each Series B Preferred Share is determined by dividing $l,000 by the lower of (i) $3.65, or (ii) 75% of the average closing bid price of the Company's common stock on the five trading days preceeding the conversion date.

         No predictions can be made as to the effect, if any, that future sales of shares issuable upon the conversion of the Series A or Series B Preferred Stock, or the availability of shares for future sale, will have on the market price of the Company's Common Stock or Warrants. Nevertheless, sales of substantial amounts of Common Stock, or the perception that such sales may occur, could have a material adverse effect on prevailing market prices of the Common Stock and Warrants.

Stock Issuable Pursuant to Options and Warrants

         At the date of this Prospectus, the Company has reserved 1,851,788 shares of Common Stock for issuance upon the exercise of outstanding options and warrants, including the Warrants sold in the Company's 1995 public offering. The exercise prices of the options and warrants presently outstanding range from $2.00 per share to $4.93 per share. During the terms of these outstanding options and warrants, the holders are given the opportunity to profit from a rise in the market price of the Common Stock, and their exercise may dilute the book value per share of Common Stock. The existence of the options and warrants may affect adversely the terms on which the Company may obtain additional equity financing. Moreover, the holders are likely to exercise their rights to acquire Common Stock at a time when the Company would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise of such securities. See "Comparative Share Data".


Absence of Dividends

         The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company intends to retain profits, if any, to fund growth and expansion.

Issuance of Preferred Stock

         The Company"s Articles of Incorporation authorize the Company"s Board of Directors to issue up to 5,000,000 shares of Preferred Stock. The provisions in the Company's Articles of Incorporation relating to the Preferred Stock would allow the Company"s directors to issue Preferred Stock with multiple votes per share and dividends rights which would have priority over any dividends paid with respect to the Company"s Common Stock. The issuance of Preferred Stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

                            COMPARATIVE SHARE DATA

         As of December 31, 1997, the present shareholders of the Company owned 3,085,243 shares of Common Stock, which had an estimated net tangible book value of approximately $0.18 per share. The following table illustrates the comparative stock ownership of the present shareholders of the Company, as compared to the investors in this Offering, assuming all shares offered are sold.

                                                      Number of         Note
                                                        Shares        Reference
                                                      ---------       ---------
Shares outstanding on December 31, 1998               3,188,662

Shares issued during January 1998 upon conversion
of shares of Series B Preferred Stock (98,419) and
exercise of options (5,000)                             103,419

Shares outstanding as of January 31, 1998 (1)         3,188,662

Shares to be issued upon conversion of
Series A Preferred Stock, assuming
conversion price of $2.50 per share                     360,000            A
                                                        -------

Shares outstanding (pro forma basis)  (1)             3,548,662
                                                      =========

Net tangible book value per share as of December
31,1997 (2)                                               $0.18

Equity ownership by present shareholders
after this offering                                       90%

Equity ownership by investors in this Offering            10%

(1) Amount excludes shares which may be issued upon the exercise and/or conversion of options, warrants and other convertible securities previously issued by the Company. See table below.

(2) In January 1998 the Company incurred additional losses. Futhermore, the net tangible book value as of December 31, 1997 as presented above is based upon preliminary year-end balances which may change as a result of further analysis by the Company. Therefore, the net tangible book value of the Company's common stock will most likely further decrease subsequent to year-end.

         The purchasers of the securities offered by this Prospectus will suffer an immediate dilution if the price paid for the securities offered is greater than the net tangible book value of the Company's Common Stock.


         "Net tangible book value" is the amount that results from subtracting the total liabilities and intangible assets of the Company from its total assets. "Dilution" is the difference between the public offering price and the net tangible book value of the Company's shares of Common Stock immediately after the Offering.

Other Shares Which May Be Issued:

         The following table lists additional shares of the Company's Common Stock which may be issued as the result of the exercise of outstanding options, warrants or the conversion of other securities issued by the Company. If the options and warrants described below are exercised, there will be further dilution to investors in this offering.


                                            Number of            Note
                                              Shares          Reference
                                            ----------        ----------
Shares issuable upon conversion of
Series B Preferred Stock, assuming
conversion price of $2.00                    675,000                B

Shares issuable upon exercise of
warrants held by holders of the
Company's Series B Preferred Stock            82,192                B

Shares issuable upon exercise of
warrants issued to Selling Agent,
or its assigns, in connection with
the sale of the Company's Series B
Preferred Stock                               41,096                C

Shares issuable upon exercise of
warrants sold in Company's 1995
Public Offering                              575,000                D

Shares issuable upon exercise of
warrants sold to Selling Agent/
Underwriter in connection with
Company's 1995 Private and
Public Offerings                             150,000                E

Shares issuable upon exercise of
options and warrants granted to Company's
officers, directors, employees, and
consultants                                  328,500                F

         A. In November 1997, the Company sold 900 shares of Series A Preferred Stock to a supplier of the Company for $900,000. Payment for the shares was made by the vendor cancelling $900,000 of payables owed by the Company to the vendor. At the option of the holder of the Series A Preferred Shares, the Preferred Shares may be converted into shares of the Company's common stock on the basis of one share of Preferred Stock for shares of Common Stock equal in number to the amount determined by dividing $1,000 by the Average Closing Price of the Corporation's Common Stock over the five-day trading period ending on the day prior to the conversion of the Preferred Stock. The conversion price however may not be less than $1.00 per share or more than $3.00 per share. The shares of common stock issuable upon the conversion of the Series A Preferred Shares are being offered to the public by means of this prospectus. See "Selling Shareholder".

         B. On November 24, 1997, the Company sold 1,500 shares of its Series B Preferred Stock, plus 82,192 Common Stock Purchase Warrants, to a foreign investor for $1,500,000. The number of shares issuable upon the conversion of each Series B Preferred Share is to be determined by dividing $l,000 by the lower of (i) $3.65, or (ii) 75% of the average closing bid price of the Company's common stock on the five trading days preceeding the conversion date. Notwithstanding the above, no more than 150 Series B Preferred Shares may be converted in any one calender week. Under certain conditions the Company may redeem all or part of the Series B Preferred shares at a price of $1,150 per share. Each Warrant allows the holder to purchase one share of the Company's common stock for $4.02 at any time prior to November 21, 2000. The sale of the Series B Preferred Stock and Warrants was made in reliance upon Regulation S of the Securities and Exchange Commission. As of January 31, 1998 150 shares of the Series B Preferred Stock had been converted into 98,419 shares of the Company's Common Stock.

         C. In connection with the Company's December 1997 sale of Series B Preferred Shares and Warrants, the Sales Agent for such offering, received a commission plus warrants to purchase 41,096 shares of the Company's Common Stock (the "Sales Agent Warrants"). The Sales Agent Warrants are exercisable at a price of 4.02 per share at any time prior to November 21, 2000.

         D. Up to 575,000 shares of Common Stock are issuable upon the exercise of Common Stock purchase warrants (the "Warrants") which were sold to the public in the Company's October 1995 public offering as a Unit, with each Unit consisting of one share of Common Stock and one Warrant. Two Warrants entitle the holder to purchase, at any time prior to October 26, 1998, one share of the Company's Common Stock at a price of $4.50 per share. See "Description of Securities".

         E. In June 1995, the Company issued to a Selling Agent, warrants to purchase 40,000 shares of Common Stock, which are exercisable at $4.68 per share, in partial consideration for the Selling Agent serving as the placement agent for the Company's 1995 Private Offering. In connection with its October 1995 public offering, the Company, for nominal consideration, sold to the Selling Agent (who was the underwriter the public offering) warrants to purchase 110,000 shares of Common Stock at $4.55 per share. The foregoing warrants expire on October 25, 2000.

         F.   See "Management - Stock Option and Bonus Plans".

                              MARKET INFORMATION

         As of January 31, 1998, there were approximately 500 beneficial holders of the Company's Common Stock and Warrants. The Company's Common Stock and Warrants are traded on the National Association of Securities Dealers Automatic Quotation ("NASDAQ") System and the Pacific Stock Exchange. Set forth below are the range of high and low bid quotations for the periods indicated as reported by NASDAQ. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

         Quarter
         Ending                        Common Stock        Warrants
         --------                      ------------        --------
                                     High     Low         High     Low
                                     ----     ---         ----     ---
         12/31/95 (1)                $4.50    $4.31       $0.88    $0.63

         03/31/96                    $5.63    $5.00       $1.06    $0.69
         06/30/96                    $5.63    $3.88       $1.06    $0.56
         09/30/96                    $5.00    $4.25       $0.82    $0.82
         12/31/96                    $5.44    $3.50       $1.00    $0.38

         03/31/97                    $4.06    $2.62       $0.50    $0.25
         06/30/97                    $3.43    $1.75       $0.25    $0.12
         09/30/97                    $8.06    $1.50       $1.62    $0.06
         12/31/97                    $5.25    $2.25       $0.81    $0.37

(1) The Company's Common Stock and Warrants began trading on October 26, 1995.

         Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. The Company has not paid any dividends and the Company does not have any current plans to pay any dividends. Pursuant to the terms of a loan agreement with a bank, the Company may not pay any dividends without the consent of the bank. See Note 4 to the Company's December 31, 1996 financial statements.

                             SELECTED FINANCIAL DATA

         The following selected financial data should be read in conjunction with the Financial Statements and related Notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data provided below is not necessarily indicative of the future results of operations or financial performance of the Company.

                                           Years ended      Nine months ended
                                           December 31,       September 30,
                                        ----------------    -----------------
                                        1995         1996     1996     1997
                                      --------     -------- --------  -----
Statements of Operations Data:          (in thousands, except per share data)

Sales and service revenues            $19,058      $20,239  $16,343   $22,339
Cost of goods sold                     16,156       17,084   13,147    21,055
                                      -------      -------  -------   -------
Gross profit                            2,902        3,155    3,196     1,284
Operating expenses                      1,977        4,444    2,465     3,677
                                      -------      -------  -------   -------
Income (loss) from operations             925       (1,289)      31    (2,393)
Other income (expense), net              (194)        (228)     (81)     (391)
Income tax (expense) benefit             (184)         175     (197)       --
                                      -------      -------  -------   -------
Net income (loss)                     $   546      $(1,342) $   453   $(2,784)
                                      =======      =======  =======   =======
Net income (loss) per share             $0.25       $(0.44)   $0.14    $(0.91)
                                        =====       =======   =====    =======


Pro forma information(1):
Historical earnings (loss)
 before income taxes                  $   731           --                 --
Pro forma income taxes (benefit)          196           --                 --
                                      -------
Pro forma net income (loss)           $   535           --                 --
                                      -------
Pro forma net income (loss) per share   $0.24           --                 --
                                        -----
Shares used in computing earnings
  (loss) per share                      2,124        3,042    3,339     3,058

         From inception through June 2, 1995, the Company elected to be treated for federal and state income tax purposes as an S Corporation under the Internal Revenue Code and comparable state tax laws. As a result, the Company/s earnings from that date until June 2, 1995 had been taxed, with certain exceptions, for federal and state income tax purposes directly to the Company's shareholders rather than to the Company. Due to the Company's status as an S Corporation, the Company's financial statements do not contain a provision for income tax expense for operations prior to June 2, 1995. The financial statements include pro forma calculations which assume the Company was subject to normal corporate tax rates during the periods presented. Income earned by the Company after June 2, 1995 will be subject to normal corporate income tax. See Note 5 of Notes to Financial Statements.

                                       December 31, 1996     September 30, 1997
                                       ------------------    -------------------
                                                  (In Thousands)
Balance Sheet Data:

Current Assets                               $6,868              $6,910
Current Liabilities                           5,627               8,448
Working capital                               1,241              (1,538)
Total assets                                  8,873               9,315
Total liabilities                             5,864               9,090
Shareholders' equity                          3,009                 225

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

General

         Revenues from product and system sales are recognized when title to the product or system passes to the customer. Revenues from maintenance agreements are recognized ratably over the term of the maintenance agreement.

         The Company may experience significant fluctuations in quarterly operating results due to a number of factors including, among others, the size and timing of customer orders.

         The Company has suffered significant losses during the year ended December 31, 1996 and the nine months ended September 30, 1997. In April 1997, Management began a focused program to return the Company to a state to profitability. Management is disappointed by results for the nine months ended September 30, 1997 but it is encourged by the results of the third quarter. Management believes that its programs and initiatives are showing signs of success and intends to continue corrective actions. As a means to regain margin on products sold, the customer bid/product pricing process has come under increased scrutiny as the Company refocuses its efforts to assure adequate margin on current and future orders. Concurrently, the Company's product offerings are being evaluated to develop a product mix which supports gross margin goals. The Company continues to review and improve inventory methods. Additionally, the Company has contracted for outside services to improve system controls and accuracy of the inventory accounting. During the second quarter of 1997, the Company appointed a Chief Financial Officer to assist in implementing these improvements. While the Company believes that these activites will improve its overall margins, there can be no assurance that these efforts will successfully regain margin on products sold.

         Indirect service labor and overhead spending has been analyzed, and the individual service groups have been tasked to improve billable hours for services rendered and to improve their contribution to the Company's earnings. Job positions in all areas of the Company have been evaluated, resulting in the elimination of multiple positions and analysis on all positions continues. The Company has curtailed its investments in the expansion of its training business, reducing unabsorbed training expenses. Additional Selling General and Administrative expense reductions have been indentified and implemented, and results will continue to be reviewed in an effort to control organizational spending and to improve organizational financial performance. Whereas management believes that this analysis and these activities will facilitate a return to a state of operational profitability, there can be no guarantees that the Company will be successful in this endeavor.

Results of Operations

Nine Months Ended September 30, 1997

         The Company's adjusted gross margin on sales dropped by 3.5% as the result of an unexpected physical inventory adjustment of $746,000. The majority of this adjustment appeared in the second quarter, at which time efforts ensued to research and correct the situation. Management's efforts during the third quarter have proven productive, and the inventory adjustment for third quarter was sufficiently less than the second quarter adjustment. Nevertheless, Management is disappointed that any adjustments are necessary, and efforts continue to improve the inventory systems and procedures. There can, however, be no assurance that these actions will prove successful.

         Another contributer to the reduced gross profit margin was an increase in cost of materials and overhead from 77.7% for the similar period in 1996 to 85.9%. Of this increase, approximately 70% is attributable to additional overhead and warranty costs over the prior year period. Management believes that the decline in margin is further attributable to a loss of focus on product pricing compared to actual inventory cost and a reduction in the Company's ability to purchase economically due to cash constraints. Management has initiated programs to regain focus on product pricing and to improve its working capital. There can, however, be no assurance that Management will be succesful in improving the Company's margin.

         Sale and Marketing expenses rose in line with increased sales. Contributing to the net increase of $393,000 over the same period in 1996 were increases in advertising, depreciation, and wage expenses. Sales and Marketing expenses were 3.3% of third quarter sales as opposed to 15.7% of sales for the six months ended June 30, 1997. General and administrative expenses also decreased 0.5% as a percentage of sales, resulting in an overall increase to $1,348,000 from the same period in 1996. Contributing to this net increase of $276,000 were increases in legal, telephone, and depreciation and ammortization costs. General and administrative expenses were 3.4% of sales third quarter as opposed to 10.4% of sales for the six months ended June 30, 1997. Internet access costs for the Company's internet subsidiary were $543,000 for this nine month period versus $0 for the similiar period in 1996.

         Unabsorbed costs for the Company's networking, training, and service activities were approxiamately $1,112,000 for the nine months ended September 30, 1997 versus $485,000 from the same period in the prior year. Unabsorbed third quarter costs were $264,000 as compared to an average of $424,000 per quarter for the six months ended June 30, 1997. All three of these areas are being evaluated by the Company on a continuing basis for improving contribution and/or elimination of noncontributing costs.

         WEBAccess, the Company's internet subsidiary, continues to operate at below breakeven. The Company plans to focus resources to increase its subscriber base to near breakeven by year-end. Unused capacity available for subscriber use is approximately 60%. The Company intends to use its internet capabilities to sell internet access and hosting services to Corporate, Government and end users, but there can be no assurances that the Company will be successful in taking WEBAccess to a state of operational profitablility.

Year Ended December 31, 1996

         The Company recorded a net loss of ($1,342,000) in 1996 as compared to a net profit of $535,000 in 1995. Contributing to this loss were less than expected revenues as well as several large one-time start-up and development expenses including (i) costs associated with the opening of the Business Centers in the Tabor Center and the Denver Tech Center; (iii) expenses incurred in the redevelopment of the Company's image and the generation of associated marketing materials and (iv) costs involved in the development of the Company's internal information systems. Investment in these areas continued through the first quarter of 1997 and the Company expects to incur further losses during this quarter. Although there can be no assurance that there will not be future expenses in these areas, the Company believes that these start up and development efforts were materially complete as of March 31, 1997.

         Sales and service revenues, although greater than fiscal 1995, were less than expected, primarily as the result of the long sales cycle traditionally experienced with sales to corporate and institutional customers. These customers may take many months to open accounts, however, the Company believes the opportunity for continuing business with customers of this profile is significant. Although there can be no assurance that these customers will choose to purchase products and services from the Company or that continuing business opportunities will be realized, several new customers, including NASA in Houston and the U.S. Naval Academy in Annapolis, have placed orders for delivery in 1997.

         The Company's expansion of its sales force did not contribute as expected during the fourth quarter of 1996. There were disappointing industry-wide sales for the PC industry in the retail segment as well as the Company's targeted SOHO (Small Office/Home Office) business in the fourth quarter of 1996. The Company attributes the slow fourth quarter sales to anticipation of the Intel MMX technology, which was not released until the first quarter of 1997. Since the Company did not meet its targets in the SOHO market and did not direct sufficient resources into the corporate market, during the first quarter of 1997 the Company scaled down its efforts in the SOHO market and redirected resources towards the generation of corporate business.

         In addition, the Company's expansion efforts in the Denver marketplace were delayed due to construction and other delays associated with the opening of its Tabor Center and Denver Tech Business Centers. These centers, originally slated for August and October openings, did not open until November 1996 and February 1997 respectively, and the sales expected from these centers in 1996 were not relized.

         Notwithstanding the above, sales in the Company's traditional markets continued to be strong. During March 1997, the Company was awarded annual contracts with the United States Military, the United States Air Force, and the United States Naval Acedemies for delivery of PC's to the United States Military and Air Force Acadimies in 1995 and in 1996, 1997 is the first year that the Company has been awarded this contract for the United States Naval Academy. All three contracts are scheduled for delivery in August 1997. Gross revenues for these contracts will be approximately $7,500,000.

         Sales and marketing expenses increased by $1,748,000 in 1996 as the Company made significant investments in 1996 to upgrade its corporate image and recruite and train new sales staff. These investments included (i) opening two new Business Centers in Denver; (ii) upscaling existing Business Centers in Boulder, Ft. Collins, and Colorado Springs; (iii) recruiting and training staff;
(iv) developing an updated Company logo; and (v) designing, printing and distributing Company marketing pieces and advertising. The upgrade of the corporate image was designed to enable the Company to be made appealing to the Company's target market segment of professional services buyers and other high margin products segment of professional services buyers and other high margin products and services. The new sales personnel were hired to develop and produce marketing materials, oversee the design and construction of the Company's Business Centers, introduce the Company's products and services to new market segments, service the Company's existing client base, and to otherwise expand the Company's marketshare in Denver and other areas. Expenditures in these areas contined through the first quarter of 1997.

         General and administative expenses increased by $226,000 largely as the result of expenses incurred in designing and installing the Company's internal communications and information systems. The funds invested by the Company in this project included the installation of enterprise-wide telephone and wide data network (WAN) systems. These systems were installed to enable the Company to improve internal communications, upgrade management information systems, improve customer service and productivity and enable the Company to service an expanding customer profile. Company personnel were used for much of the design, development, and installation of these systems. Additional increases in general and administrative expenses included investor relations and compliance costs associated with the Company's status as a public entity.

         The Company spent $493,000 in 1996 to develop an Internet service division in Ft. Collins, Boulder, Denver, and Colorado Springs. During 1996 the Company also aquired two Internet Service Providers (ISP's) in Ft. Collins and Colorado Springs. These funds were spent to (i) develop a working business model to market internet services to the Company's clientele; (ii) develop and configure internal syatems to support an internet user base, track and monitor the client database, and bill customers for services; (iii) develop pricing models, promotional literature, and establish a regional presence; and (iv) market the Company's services to customers. The Internet service division was formed to enable the Company to expand the services offered to its customers and to position the Company to take advantage of the growing demand for internet access and internet web site services. As of March 31, 1997, the Company had approxiamately 1,500 customers using its Internet services.

Year Ended December 31, 1995

         The Company reported net income of $535,000 during 1995 compared to a loss of $132,000 during 1994. Sales and service revenues increased from $11,734,000 in 1994 to $19,058,000 in 1995 primarily as a result of (i)
contracts with the Army and Air Force to supply PCs to the United States Military and Air Force Academies for the 1995 freshman classes and (ii) the

Company's increased merketing of custom configured computer sustems and network installations. The gross profit margin for 1995 increased to 15.2% from 14.9% in 1994 due to the better pricing available to the Company with larger volumes of purchasing and the increased margin on services.

                         Liquidity and Capital Resources

         During the quarter ending December 31, 1995, the Company completed a public offering whereby is sold 1,150,000 shares of common stock and 1,150,000 common stock purchase warrants. The net proceeds to the Company from the 1995 offering, after payment of underwriting commissions and other offering expenses, were approximately $3,313,000. Through other private offerings of common stock which were completed prior to the public offering, the Company raised an additional $449,000 in 1995. These offerings were the Company's primary source of cash flows from financing activities in l995. In l996, the Company's primary source of cash from financing activities was net borrowings under its credit line of $1,959,000, which was almost fully extended at December 31, 1996, except for amounts available under a $2,500,000 special credit line for financing receivables from major accounts.

         In 1996, the Company incurred a loss of $1,342,000 and used cash of $1,395,000 for equipment purchases, (in 1995, equipment acquisitions amounted to $559,000.) Due in part to the foregoing, the Company's working capital decreased from $4,084,000 at December 31, 1995 to $1,241,000 at December 31, 1996.

         Cash used in operating activities was $1,285,000 in 1996 which was primarily the result of the loss from operations with substantial offsetting increases in inventories and accounts payable. In 1995, the Company used $968,000 of cash in operations which was the result of increases in accounts receivable and inventories and payment of accounts payable.

         During the nine months ended September 30, 1997, the Company incurred a loss of $2,784,000 and used cash of $693,000 for equipment purchases. Cash used in operating activities was $574,000 which was primarily the result of the loss from operations with substantial offsetting increases in inventories and accounts payable. Due in part to the foregoing, the Company's working capital decreased from $1,241,000 at December 31, 1996 to $(1,538,000) at September 30, 1997.

         As a result of lower than anticipated sales, the Company incurred a loss in the fourth quarter of 1997 and in January 1998. These losses have continued to impact the Company's liquidity. The Company is continuing its effort to raise additional working capital through the issuance of equity securities. Continuing losses would cause significant liquidity problems and may ultimately impact the Company's ability to continue future operations.

         In October 1997, the Company refinanced its bank debt. The interest rate on the new loan is 18%, which is higher than the interest rate of approximately 14-15% on the Company's old line of credit. The Company intends to review its financial needs in 1998 and restructure its bank debt in an effort to obtain a lower interest rate. However, the Company's ability to restructure its bank debt will be dependent upon the financial condition of the Company and its operating performance.

         The Company's principal sources of liquidity for operations are its cash, and cash generated from the collection of receivables and the sale of inventory. Cash generated from these sources is expected to be sufficient to meet the Company's capital requirements during 1997. However, if cash from the collections of accounts receivable, the sale of products, and any debt financing are insufficient, or if working capital requirements are greater than anticipated, the Company could be required to raise additional capital. There can be no assurance the Company will be capable of raising additional capital or that the terms upon which such capital will be available to the Company will be acceptable.

         In November 1997, the Company sold 900 shares of Series A Preferred Stock to a supplier of the Company for $900,000. Payment for the shares was made by the vendor cancelling $900,000 of payables owed by the Company to the vendor. Also in November 1997, the Company sold 1,500 shares of its Series B Preferred Stock, plus 82,192 Common Stock Purchase Warrants, to a foreign investor for $1,500,000. The number of shares issuable upon the conversion of each Series B Preferred Share is to be determined by dividing $l,000 by the lower of (i) $3.65, or (ii) 75% of the average closing bid price of the Company's common stock on the five trading days preceeding the conversion date. Since the common stock issuable upon the conversion of the Series B Preferred Stock may be issued at a discount from the market price of the Company's common stock, the
Securities and Exchange Commission requires that the estimated discount ($500,000) be reflected in the Company's financial statements as a "preferred stock dividend". Although this "preferred stock dividend" will not involve the payment of cash, the amount of this "dividend" (i.e. $500,000) will increase the Company's Loss Per Common Share.

         See "Comparative Share Data" for further information concerning the terms of the Company's Series A and Series B Preferred Stock.

         Although the Company has reduced its overhead during 1997, there can be no assurance that the Company can generate profits and other actions may be required by management. Management however, believes the actions taken to reduce overhead and increase revenues will enable the Company to continue operations through 1998.

         To improve the Company's liquidity, the Company is continuing its efforts to increase sales, reduce its costs, improve gross profit margins and raise additional capital. The Company's future is dependent upon its success in these areas.

         The Company's operations are seasonal to a certain degree, with sales and service revenues generally higher in the third and fourth quarters of each year as opposed to the first two quarters. Management attributes this seasonality to purchases made prior to commencement of the school year, sales attributable to the Christmas holiday and budgetary purchasing cycles of its corporate and government customers.

                             DESCRIPTION OF BUSINESS

General

         The Company markets, installs, services and supports microcomputer systems and related peripheral products principally for use by business and large institutional customers in the corporate, government and retail markets. The Company provides a broad range of microcomputer products and services including hardware, software, system design, consulting, maintenance and training, as well as internet access and related services. The Company assembles custom PCs and peripheral hardware under its own brand name and markets well-known national brands including Compaq, Apple and IBM. The Company also markets and installs operating systems and applications software developed by Microsoft Coporation, Novell, Inc. and other software developers. In 1997 the Company was awarded contracts to supply microcomputers to the United States Military Academy in West Point, the Air Force Academy in Colorado Springs, Colorado, and the United States Naval Academy in Annapolis, Maryland. The amount of the contracts for these three Military Academies was approximately $7,500,000. The Company's current customers include Colorado State University, Ball Aerospace Corporation, the University of Colorado, Metropolitan State College, University of Oklahoma, U.S. Military Academy, the U.S. Air Force Academy and the U.S. Naval Academy. Management estimates the Company and its predecessors, which from 1986 to 1991 carried on the business now conducted by the Company, have sold over 50,000 microcomputers.

         The microcomputer products segment of the computer industry was characterized in its early development by stand alone personal computers with limited capabilities. Advances in semiconductor technology were the driving force behind significant upgrades in the capabilities of microcomputer products, which in turn resulted in a wider range of software applications which were suitable for use on microcomputers. This expansion in microcomputer capabilities has been accompanied by significant price reductions in microcomputers and peripheral products as the cost of semiconductor chips has fallen and manufacturing efficiencies have been realized.

         The growth in the microcomputer industry is also the result of local and wide area networks which permit a wide distribution of applications software and databases throughout a business or other organization, the use of a variety of different hardware and software products from location to location or even user to user, and the flexible addition or deletion of software applications. In most cases, hardware and software products produced by a variety of manufacturers can be used interchangeably in PCs.

         The Company's customers are increasingly turning to networked microcomputer systems with prepackaged software for their requirements. This trend allows the Company to provide system-wide solutions, incorporating a variety of microcomputer products and services, to its customers.

         The microcomputer products segment of the computer industry is highly competitive. A number of computer resellers which compete with the Company with respect to some or all of the products or services offered by it have experienced downturns in operating results due in part, in the Company's opinion, to excessive competition. Because of an industry trend toward decreasing prices for microcomputer products and peripherals, the Company has adopted a "just in time" inventory management system. The Company believes that by selling various microcomputer products, peripherals and services as a single system, the Company is able to charge higher prices and thereby earn higher gross profits than those attributable to hardware sales alone.

Products and Services

         The Company provides turnkey solutions designed to meet its customers' information system requirements. Systems typically include microcomputer and networking hardware, peripheral equipment, operating system software, network system software and application software. The Company also derives a portion of its sales and service revenues from installation, integration, consulting, upgrades, maintenance and training.

         The Company believes that its customers have, and will continue, to utilize computer networks to allow a wider distribution of information and applications. The Company offers network hardware and software to its customers, providing support and maintenance for network systems, and focusing certain of its marketing and sales resources on developing customers with networking requirements.

         Hardware. The Company's microcomputer systems are customarily sold using components and peripherals provided by the Company's suppliers. Hardware included in these systems may include, among other items, personal computers and PC workstations (including monitors, disk drives and memory), peripherals including modems, printers and scanners, network file servers, hard disks, tape drives, power supplies, printers, high speed modems, network interface cards and cabling. The Company assembles its microcomputer systems using products from a number of manufacturers. In addition to branded computer products, the Company purchases components from a number of suppliers from which the Company assembles microcomputers which bear the Company's brand name and logo.

         The Company believes that its customers have accepted assembled microcomputers using the Company's brand name, as opposed to national brands, due to the increasingly common performance characteristics of most microcomputers. The Company intends to continue to provide custom-assembled microcomputers to its customers, both as a means of servicing each customer's particular automation requirements as well as achieving significantly higher margins than those associated with mass produced national brand microcomputers.

         Because the Company is frequently able to source microcomputers or components from different suppliers, the Company has generally not experienced delays in obtaining hardware to satisfy customer orders. Although the Company believes microcomputers and components are available from a number of alternative suppliers, any significant interruption in delivery of such items could have a material adverse effect on the Company's operations.

         Software. The Company purchases complete software programs, including operating systems, application software and networking software, from a variety of vendors. The vast majority of operating systems installed by the Company operate through the DOS/Windows environment. The Company has also installed Novell, UNIX and NT Network operating systems. Operating systems installed by the Company typically allow customers to migrate to different hardware and software technologies and to upgrade to new releases of application software. The Company has established reseller and support agreements with two leading software development firms. The agreement with one software development firm contains minimum royalty obligations payable by the Company through 1998 which, if not met, entitle the software development firm to increase prices charged to the Company for software.

         Services. The Company offers a full complement of services which are designed to meet the Company's goals of providing the turnkey solution to the customers' information requirements. The services offered by the Company include implementation, consulting, training, system integration and support, internet access and service, maintenance and customer service.

         Customers are offered a variety of consulting services to assist in effectively implementing and deploying the information solution developed by the Company. Services offered include a variety of site-specific technical and consulting services to assist in all phases of installation, as well as integration of hardware and software with the customer's other automated systems and devices. Training services provide the customers' personnel with a formalized education program to ensure that their applications are implemented and utilized in an efficient and cost-effective manner. Customers are also offered a variety of software installation, technical support and user training services, both on-site and in the Company's Business Centers. Customized education and training programs are also available to meet a customer's specific need.

         The Company's customer service program provides customers with ongoing hardware and software maintenance and hotline telephone support. Agreements which provide for upgrades maintain the customers' hardware, software or documentation to the then-current standard release level supported by the Company. Where contracted for separately, maintenance services are billed monthly in advance and implementation and consulting services are billed monthly as incurred.

Sales and Marketing

         The Company's products and services are marketed and sold principally on a direct basis by the Company's sales and marketing personnel. As of January 31, 1998 the Company had twelve full-time employees engaged in sales and marketing activities, including representatives serving the corporate, government and retail markets and in-house sales associates. The sales representatives are compensated using a combination of salary and commissions.

         The other principal means by which the Company markets its products and services is through its Business Centers. Each Business Center is designed as a showroom with key demonstration models, but stocks relatively little inventory. Orders received at the Company's Business Centers are transmitted to the Company's headquarters, where products are ordered or assembled for delivery to the Business Center. Although the Company has adopted a "just in time" inventory management system, the Company has been successful in delivering products ordered by its Business Centers in an average of 10 to 14 days. If required, the Company can have components or microcomputers delivered by overnight delivery, at an additional charge to the customer, and generally fill an order in three to five days.

         The Company's customer base principally consists of various corporate and government entities. During 1996, approximately 65% of the Company's revenues were the result of sales to government and educational institutions, 20% to commercial accounts, and 15% to retail customers, although a significant amount of these retail sales were to smaller businesses. The Company's four largest customers during 1996 and their respective percentage of gross revenues were: U.S. Air Force Academy - 16%; Ball Aerospace - 10%; U.S. Military Academy
- 15%; and Colorado State University - 7%. The Company anticipates that its sales to the Departments of the Army, Air Force, and Navy will each account for in excess of 10% of the Company's sales and service revenues in 1997.

         Sales to the Company's government customers in particular are characterized by a lengthy sales cycle which generally extends for a period
from  six  to  12  months.   Purchases   by   government   entities  are  often
characterized by bidding and contracting procedures which may place significant demands on the Company's administrative and sales personnel. See "Risk Factors."

         The Company's marketing efforts are designed to increase awareness and demand for its products and services from its customer base. The Company's marketing activities combine media advertising in regional newspapers, direct mail advertising, participation in four industry trade shows each year, and sponsorship of local sporting events. The Company also receives sales leads from its hardware and software suppliers, customers and various firms active in the microcomputer industry.

         The Company offers installation, upgrades, maintenance, training and technical support to its customers and estimates that approximately 75% of its customers purchase one or more of these services from the Company within one year of purchase of hardware.

         The Company sells its computer systems at prices which are comparable to competitor"s systems having similar features. The Company sets its rates for service, repair and training so as to be comparable with the rates charged by competitors. The Company believes that its pricing policy allows the Company to differentiate itself from competitors on the basis of service.

         Because the Company ships microcomputer products and software shortly after receipt of an order, the Company typically does not have a significant backlog of unfilled orders, and revenues in any quarter are substantially dependent on orders received and delivered in that quarter. However, the Company from time to time experiences higher than normal backlog depending on factors such as the configuration of the microcomputer systems ordered, the size of orders received and availability of hardware or software from suppliers.

         As  of  January  31,  1998,   the  Company  had  a  sales   backlog  of
approximately $292,000.

Business Centers

         The Company believes that the Business Centers establish customer recognition of the Company, its products and services and provide the Company a venue through which higher margin services can be provided to its customer base. The Company also utilizes its Business Centers as a sales and marketing tool to identify and provide services to its corporate and government customers.

         The following table provides information concerning the location and services offered by the Company's Business Centers:

                                            Current
                              Services      Monthly          Lease
   Location                   Offered       Rental(1)      Termination
-------------------           --------      ---------      -----------
2573 Midpoint Dr.              (2)(3)       $10,650              01/00
Fort Collins, Colorado

2601 Midpoint Dr.              (4)          $15,114              12/02
Fort Collins, Colorado

One Tabor Center               (3)          $ 5,092              09/01
1200 17th St.
Denver, Colorado

5975 N. Academy Blvd.          (3)           $2,312              08/97
Colorado Springs, Colorado

6501 E. Belleview Ave.         (3)          $12,895              12/01
Suites 110 and l20
Englewood, CO  80lll

1640 Range Street              (3)          $ 2,600              07/00
Boulder, Colorado


(1) Base rent plus common area and maintenance fees, excluding taxes. (2) This facility includes the Company's Executive Offices, Computer Assembly Facility and Service Center. (3) Sales, technical service, repairs and training services.
(4) Manufacturing and storage facility used by the Company when manufacturing requirements exceed the capacity of the Company's main computer assembly facility.

         The Company expects that its existing executive and assembly facilities will be adequate for the Company's needs for the foreseeable future. However, should the Company require additional space for assembly of microcomputers for large contracts, the Company believes additional facilities are available near the Company's existing headquarters at a cost comparable to that now paid.

Suppliers

         The Company purchases microcomputers, software and components used in the assembly of its own brand of microcomputers from outside suppliers. The Company has no long term agreements with its suppliers with respect to the price or supply of components or peripherals purchased by the Company.

         The Company is an authorized reseller of network operating software developed by Microsoft and Novell. The agreements with Microsoft and Novell authorizes the Company to sell and support Microsoft and Novell network operating software. These agreements obligate Microsoft and Novell to provide the Company with sales leads, technical support, introductory product releases, product promotion literature and technical documentation and may be terminated by either party without cause on 30 days notice.

Proprietary Rights

         Neither the Company nor any of its directors, officers or shareholders own any patents or patent rights respecting products marketed by the Company. The Company holds license agreements with one supplier which grant the Company a limited, non-exclusive license to use the trademarks, service marks and logos of such supplier in the promotion of the software provided by the supplier to the Company. The Company has registered its Applied Computer Technology name as a trademark and service mark, and has registered the stylized handprint logo, as a trademark and service marks with the United States Patent and Trademark Office. The Company intends to maintain the integrity of its service marks, trade names and trademarks against unauthorized use and to protect against infringement and unfair competition where circumstances warrant. The Company is not aware of any currently infringing uses.

Competition

         The microcomputer segment of the computer industry is intensely competitive and is characterized by rapid technological advances, evolving industry standards and technological obsolescence. Many of the Company's current competitors have longer operating histories and have greater financial, technical, sales, marketing and other resources than the Company. In addition, there are a number of large, well-capitalized firms that could, should they choose to do so, market microcomputer hardware, peripherals and software in direct competition with the Company. The Company believes that the principal competitive factors in the market for microcomputer products include price, service and support, ease of use and the ability to integrate with other technologies, brand availability and market presence. The Company currently views Compucom, Entex and Lewan Associates as its principal competition in the microcomputer market in which the Company is active. The Company also competes to a lesser extent with a number of value added resellers, computer retailers, electronic specialty stores and mail order distributors active in the microcomputer hardware or software markets. There can be no assurance the Company will be able to compete successfully against its competitors or that the competitive pressures faced by the Company will not adversely affect its financial performance.

Internet Services

         In October 1996, the Company began offering internet access to the Company's customers and the general public. As an Internet Service Provider, the Company provides Internet access to persons wishing to view and/or use information stored on the Internet. Persons using the Company for Internet access have unlimited E-Mail usage through the Internet. In addition, the Company offers World Wide Web ("Web") sites (one or more pages of information on the Internet) to businesses that want to advertise their products or services on the Web. For an additional fee, the Company helps these businesses create and design the pages for their Web site. Customers can establish initial access to the Internet using the Company's dial-up service and standard analog modems. Basic service includes unlimited usage for non-commercial purposes and E-Mail. Customers can obtain additional E-Mail names (so that family members can receive E-mail addressed to them) without incurring the full expense of an additional account. Each personal account also includes, at no extra charge, 10Mb of storage space for Web documents.

         The Company believes that its primary source of Internet related revenues will be fees from providing Internet access and Web maintenance and design services for businesses.

Employees

         The Company employed 61 persons as of January 31, 1998. Of these, twelve were employed in administration, nine in assembly and shipping, twelve in sales and marketing and twenty-eight in support, services, training and technical support. The Company's employees are not covered by any collective bargaining agreements. The Company believes that its employee relations are good.


                                  MANAGEMENT

Directors and Executive Officers

         The following table sets forth information as of the date of this prospectus regarding the directors and executive officers of the Company:

             Name              Age                      Position
            ------            -----                    ----------
     Wiley E. Prentice, Jr.     34        President,  Chief Executive  Officer
                                          and Director
     Cynthia E. Koehler         33        Executive Vice President,  Secretary
                                          and Director

             Name              Age                      Position
            ------            -----                    ----------
     Daniel T. Radford          46        Vice  President  of  Finance - Chief
                                          Financial Officer
     J. Roger Moody             64        Director

         Officers are appointed by and serve at the discretion of the Board of Directors. Each director holds office until the next annual meeting of shareholders or until a successor has been duly elected and qualified. All of the Company's officers devote their full-time to the Company's business and affairs.

         Wiley E. Prentice, Jr. is the founder of the Company and has been the President, Chief Executive Officer and a director since the Company's inception. Mr. Prentice also served as Treasurer from inception to February 1995. Mr. Prentice's principal responsibilities now include strategic planning, vendor relationships, and sales and marketing activities. In 1986, Mr. Prentice formed Applied Computer Technology, a Colorado sole proprietorship which until 1989 conducted the business now engaged in by the Company. In 1989, Mr. Prentice co-founded Applied Computer Technology, a Colorado general partnership, which continued the business of the sole proprietorship until 1991, at which time the assets of the partnership were acquired by the Company.

         Cynthia E. Koehler has been Executive Vice President, Secretary and a director of the Company since its inception. Ms. Koehler's principal responsibilities include human resources, corporate policy and practices and logistics. Ms. Koehler also co-founded Applied Computer Technology, the general partnership which from 1989 through 1991 conducted the business now engaged in by the Company. Ms. Koehler received her Bachelor of Science degree in computer science from Colorado State University in 1987.

         Daniel T. Radford has been the Company's Vice President of Finance and Chief Financial Officer since June 1997. From 1994 through 1997 Mr. Radford served as chief financial officer of Brite-Line Industries, Inc., a manufacturer of highway marking products. From 1992 to 1993 Mr. Radford was chief financial officer of Waveframe Corporation, a digital sound recording equipment manufacturer. Mr. Radford obtained a Master of Business Administration from Chapman College, Syracuse, New York, in 1988, and a Bachelor of Science in Business Administration from Syracuse University, Syracuse, New York. He earned his CPA and CMA from the State of New York.

         J. Roger Moody has been a director of the Company since July 1995. Mr. Moody has been an independent business consultant since 1994 providing advice in the areas of marketing and operations to development stage companies. From 1991 to 1994, Mr. Moody served as president, chief executive officer and a director of Data Switch Corp., a publicly traded manufacturer of computer products. From 1986 to 1991, Mr. Moody served as president, chief executive officer and a director of Coordination Technology, Inc., Trumbull, Connecticut, a software development and marketing company. From 1985 to 1986, he was president, chief executive officer and a director of InfoCenter Software, Inc., New Paltz, New York, a software development and marketing company. From 1983 to 1984, he was president, chief executive officer and a director of U.S. Satellite Systems, Inc., New York, New York, a satellite design and production company. From 1981 to 1983, he was a vice president of CBS and between 1974 to 1981, a vice president of AT&T. From 1959 to 1972, he held various sales and management positions with IBM. Mr. Moody received his Bachelor of Science degree in electrical engineering from Columbia University in 1958 and his Master of Business Administration degree from the University of Michigan in 1959.

Executive Compensation

           The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the three years ended December 31, 1996 of Wiley E. Prentice, Jr., the President and Chief Executive Officer of the Company (the "Named Officer"), and any other officers of the Company who received annual salary and bonus exceeding $100,000 during such three-year period.
                                                   Long-term
     Name and                 Annual compensation  compensation    All other
Principal Position      Year   Salary     Bonus       awards     Compensation(1)
-------------------     ----  -------     -----    ------------  ---------------
Wiley E. Prentice, Jr.  1996   $71,910      -0-         --           $ --
President and Chief     1995   $44,263      -0-         --           $ --
Executive Officer       1994   $36,994      -0-         --           $ --

(1) Excludes personal use of a Company-furnished automobile valued at less than $l,000 and car allowance of $l,800.

         During the period covered by the above table, no shares of restricted stock were issued as compensation for services to the persons listed in the table. As of December 31, 1997, the number of shares of the Company's restricted common stock, owned by the officer included in the table, and the value of such shares at such date, based upon the market price of the Company's common stock were:

Name                              Shares                        Value
----                              ------                        -----
Wiley E. Prentice, Jr.          1,065,000                    $2,396,250

         Dividends may be paid on shares of restricted stock owned by the Company's officers and directors, although the Company has no plans to pay dividends.

         No employee of the Company receives any additional compensation for his or her services as a director. Non-management directors receive a retainer of $500 per month plus $1,000 per meeting attended. Additionally, each of the non-management directors received a grant of 10,000 options exercisable at $2.00 per share which vest 25% on grant and 25% following each year of service. The Company has also agreed to grant each of the non-management directors options to acquire 10,000 shares of the Company's Common Stock on the first anniversary of service and options to acquire 10,000 shares of Common Stock on the second anniversary of service. These options will be granted at market value and will vest at the rate of 25% per year.

The Board of Directors has also authorized payment of reasonable travel or other
out-of-pocket  expenses  incurred  by  non-management   directors  in  attending
meetings of the Board of Directors.

         The Company has no retirement, pension or profit sharing program for the benefit of its directors, officers or other employees, but the Board of Directors may recommend one or more such programs for adoption in the future.

         Employment Agreements. The Company has entered into employment agreements with Mr. Prentice and Ms. Koehler. The agreement with Mr. Prentice requires Mr. Prentice to devote his full business time to the Company. The agreement with Ms. Koehler requires Ms. Koehler to devote 60% of her time to the Company's business. Each employment agreement may be terminated by the Company for "cause" (as defined in the agreements). The Company has also entered into agreements with Mr. Prentice and Ms. Koehler which prohibit the executive from directly competing with the Company for one year within a 50 mile radius of Fort Collins, Colorado following termination of the agreement. Pursuant to their employment agreements, Mr. Prentice and Ms. Koehler receive annual salaries of $80,000 and $60,000, respectively, with scheduled minimum increases of 5% annually. Each of the officers may also receive such bonuses or compensation as may be awarded by the Board of Directors. The employment agreement with Mr.
Prentice extends through March 2000 and the employment agreement with Ms. Koehler extends through March 1998, subject to the right on the part of either the Company or the executive to terminate the employment agreement at any time upon 30 days written notice.

Stock Option and Bonus Plans

         The Company has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. A summary description of these Plans follows. In some cases these Plans are collectively referred to as the "Plans".

         Incentive Stock Option Plan. The Incentive Stock Option Plan authorizes the issuance of up to 600,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

         To be classified as incentive stock options under the Internal Revenue Code, options granted pursuant to the Plans must be exercised prior to the following dates:

         (a) The expiration of three months after the date on which an option holder's employment by the Company is terminated (except if such termination is due to the death or permanent and total disability);

         (b) The expiration of 12 months after the date on which an option holder's employment by the Company is terminated, if such termination is due to the Employee's permanent and total disability;

         (c) In the event of an option holder's death while in the employ of the Company, his executors or administrators may exercise, within three months following the date of his death, the option as to any of the shares not previously exercised;

         The total fair market value of the shares of Common Stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

         Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the Common Stock of the Company may not be exercisable by its terms after five years from the date of grant. Any other option granted pursuant to the Plan may not be exercisable by its terms after ten years from the date of grant.

         The purchase price per share of Common Stock purchasable under an option is determined by the Committee but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning more than 10% of the Company's outstanding shares).

         Non-Qualified Stock Option Plan. The Non-Qualified Stock Option Plan collectively authorizes the issuance of up to 600,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plans. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of the Company's Common Stock on the date the option is granted.

         Stock Bonus Plan. Up to 200,000 shares of Common Stock may be granted under the Stock Bonus Plan. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

         Other Information Regarding the Plans. The Plans are administered by the Company's Compensation Committee ("the Committee"), each member of which is a director of the Company. The members of the Committee were selected by the Company's Board of Directors and serve for a one-year tenure and until their successors are elected. A member of the Committee may be removed at any time by action of the Board of Directors. Any vacancies which may occur on the Committee will be filled by the Board of Directors. The Committee is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Committee is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

         In the discretion of the Committee, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Committee may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Committee administering the Plan at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of the Company or the period of time a non-employee must provide services to the Company. At the time an employee ceases working for the Company (or at the time a non-employee ceases to perform services for the Company), any shares or options not fully vested will be forfeited and cancelled. At the discretion of the Committee payment for the shares of Common Stock underlying options may be paid through the delivery of shares of the Company's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Committee.

         Options are generally non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Committee when the shares were issued.

         The Board of Directors of the Company may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner they deem appropriate, provided that such amendment, termination or suspension will not adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not, without shareholder approval: make any amendment which would materially modify the eligibility requirements for the Plans; increase or decrease the total number of shares of Common Stock which may be issued pursuant to the Plans except in the case of a reclassification of the Company's capital stock or a consolidation or merger of the Company; reduce the minimum option price per share; extend the period for granting options; or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.

         Summary. The following sets forth certain information, as of January 31, 1998, concerning the stock options and stock bonuses granted by the Company. Each option represents the right to purchase one share of the Company's Common Stock.

                         Total          Shares       Shares       Remaining
                         Shares      Reserved for    Issued        Options/
                        Reserved     Outstanding     as Stock     Bonus Shares
Name of Plan           Under Plan      Options         Bonus      Under Plan
------------           ----------    ------------    --------     ------------
Incentive Stock
 Option Plan              600,000         328,500           --       232,784
Non-Qualified Stock
 Option Plan              600,000              --           --       600,000
Stock Bonus Plan          200,000             N/A           --       200,000


Limitation of Liability and Indemnification

         The Company's Articles of Incorporation provide no director shall have liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. This provision does not eliminate or limit liability for breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or acts specified by the Colorado Business Corporation Act. The Colorado Business Corporation Act provides that a corporation may limit the liability of a director for damages to the corporation or its shareholders resulting from conduct of the director other than (i) acts or omissions which the director knew or believed were clearly in conflict with the best interests of the Company,
(ii) unlawful payment of dividends and certain other distributions, or (iii) for any transaction from which the director derived an improper, personal benefit. The Company's Articles of Incorporation also provide that no officer or director shall be personally liable for any injury arising out of an employee's tort unless such officer or director (i) was personally involved in the situation or
(ii) committed a criminal offense.

         The Company's Articles of Incorporation provide that the Company may indemnify its officers and directors, to the fullest extent permitted by law. In general, the Colorado Business Corporation Act permits a corporation to indemnify its officers and directors provided they have acted in good faith and with the reasonable belief that their conduct was in the Company's best interests. The Company believes such indemnification is sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Act"). At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             CERTAIN TRANSACTIONS

         Mr. Prentice and Ms. Koehler are the officers, directors and sole shareholders of Managed Care Technologies, Inc., and are the sole partners of Medical Information Systems (collectively "MCTI"). MCTI was formerly engaged in the development and marketing of software designed to assist managed health care organizations in the analysis and control of health care costs.

         From time to time, the Company made advances to MCTI for use by MCTI as working capital. In June 1995, the Company and MCTI entered into a loan agreement (the "Loan Agreement") which, commencing January 31, 1996, obligated MCTI to make payments of principal and interest which was to increase from $5,000 per month in the initial year of repayment, to $7,500 per month in the second year and $10,000 per month thereafter until all amounts owed to the Company were paid. The Loan Agreement provided that all amounts borrowed from the Company would bear interest at the rate of 10% per annum. As additional consideration for the advances received from the Company, the Loan Agreement provided that MCTI would pay to the Company a percentage of its future gross revenues. The advances made by the Company to MCTI were not collateralized by any assets of MCTI, but were personally guaranteed, jointly and severally, by Mr. Prentice and Ms. Koehler. MCTI had a minimal net worth and had incurred losses since its inception.

         Although the amount owed by MCTI to the Company was a legal obligation of MCTI, for financial statement purposes the amounts advanced by the Company to MCTI prior to December 3l, l995 have been shown as dividends, and not as a receivable from MCTI. In 1995 the Company deducted the receivable from MCTI for federal income tax purposes.

         In December l995 the Company agreed to forgive the amounts then owed to the Company by MCTI (approximately $22l,000, including accrued interest) in return for the surrender by Mr. Prentice of options to purchase l50,000 shares of the Company's common stock at a price of $0.75 per share and the surrender by Ms. Koehler of options to purchase 50,000 shares of the Company's common stock at a price of $0.75 per share.

         Between January 1, 1996 and December 3l, 1996, the Company paid certain payroll and other expenses on behalf of MCTI. As of December 3l, l996, these advances totaled approximately $36,000 and are shown on the Company's balance sheet at December 3l, l996 as receivables from related parties. These advances are unsecured, non-interest bearing, and are due on demand. Subsequent to December 31, 1996 MCTI paid the Company $10,000, reducing this receivable to approximately $26,000.

         During 1996 and 1997, the Company collectively loaned approximately $98,000 to Mr. Prentice and to Ms. Koehler. These advances are unsecured, non-interest bearing, and are due on demand.

         The Company has not sought or received any independent determination as to the fairness and reasonableness of the terms of the transactions discussed above. There is an inherent conflict of interest in transactions involving the Company and its officers, directors and/or affiliates due to the inability of such officers, directors and affiliates to provide the Company with independent judgment with respect to such transactions. The Company has adopted a policy that future transactions between the Company and its officers, directors and 5% or more shareholders are subject to approval by a majority of the directors of the Company. Although any such future transactions will only be approved if, in the opinion of the disinterested directors, such transactions will be on terms no less favorable than could be obtained from unaffiliated parties, the Company will nevertheless be adversely affected by transactions which ultimately are not favorable to the Company.

                            PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the date of this Prospectus, by
(i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each of the Company's executive officers and directors, and (iii) all executive officers and directors as a group. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days are treated as outstanding only when determining the amount and percentage of Common Stock owned by such individual. Each person has sole voting and sole investment power with respect to the shares shown except as noted.

                               Shares beneficially
                              owned prior to offering       Percentage owned
Name and Address                Number        Percent       after offering(3)
----------------              ---------       -------       -----------------
Wiley E. Prentice, Jr.       1,060,000 (1)       33%             30%
2573 Midpoint Drive
Fort Collins, CO  80525

Cynthia E. Koehler             355,000 (1)       11%             10%
2573 Midpoint Drive
Fort Collins, CO  80525

Daniel T. Radford                   --           --              --
2573 Midpoint Drive
Fort Collins, CO  80525

J. Roger Moody                  47,500 (2)        1.5%           41.3%
7319 East Black Rock Road
Scottsdale, AZ 85255

All directors and officers
 as a group (four persons)   1,462,500 (2)       46%             41.3%


*    Less than one percent.

(1) Includes shares of Common Stock currently held in an escrow account and subject to release on or before December 31, 2002. For further information regarding the terms of such escrow, see the information set forth below.

(2) Includes options which currently allow for the purchase of 7,500 shares of the Company's Common Stock.

(3) Assumes all shares of the Series A Preferred Stock are converted into 360,000 shares of the Company's common stock. Excludes shares issuable upon exercise or conversion of warrants, options or other convertible securities issued by the Company. See "Comparative Share Data".

         In September 1995, Mr. Prentice and Ms. Koehler entered into an escrow agreement (the "Escrow Agreement") with U.S. Escrow Services, Inc., Denver, Colorado, pursuant to which 330,000 shares of Common Stock owned by Mr. Prentice and 110,000 shares of Common Stock owned by Ms. Koehler were deposited in an escrow account (the "Escrow Account"). The Common Stock deposited in the Escrow Account is subject to release as follows: (i) in the event the Company achieves earnings per share equal to or exceeding $.23 in the fiscal year ending December 31, 1995, Mr. Prentice and Ms. Koehler will have released to them 150,000 shares and 50,000 shares, respectively; (ii) in the event the Company achieves earnings per share of $.30 in the fiscal year ending December 31, 1996, Mr. Prentice and Ms. Koehler will have released to them 255,000 shares and 85,000 shares, respectively; and (iii) in the event the Company achieves the earnings per share benchmarks in both 1995 and 1996, all of the shares in the Escrow Account will be released to Mr. Prentice and Ms. Koehler. In the event any of the foregoing benchmarks are not reached by the Company for the specified period, the escrowed shares of Common Stock not subject to release will be returned by the escrow agent to Mr. Prentice and Ms. Koehler on December 31, 2002. The determination of earnings per share will be made in accordance with generally accepted accounting principles (excluding outstanding options and warrants) and will be based upon the audited financial statements of the Company prepared by its certified public accountants. The Company had earnings of $0.24 per share (on a fully diluted basis) in 1995 and as a result, 150,000 of Mr. Prentice's shares and 50,000 of Ms. Koehler's shares were released from escrow.

                               SELLING SHAREHOLDER

         In November 1997 the Company sold 900 shares of Series A Preferred Stock to a supplier of the Company for $900,000. Payment for the shares was made by the vendor cancelling $900,000 of payables owed by the Company to the vendor. At the holder's option, the Preferred Shares are convertible from time to time, in whole or in part, into shares of the Company's Common Stock upon certain terms. See "Comparative Share Data". The shares issuable upon the conversion of the Series D Preferred Shares are being offered to the public by means of this Prospectus.

         The holder of the Preferred Shares, to the extent it converts the Preferred Shares into shares of Common Stock, is referred to in this Prospectus as the "Selling Shareholder". The Company will not receive any proceeds from the sale of the shares by the Selling Shareholder.

                                     Shares
                                      Which
                                     May Be
                                     Acquired
                                     Upon Con-      Share
                                     version of     Shares to     Owner-
                      Shares         Series A       be Sold       ship
Selling              Presently       Preferred      in this       After
Shareholder            Owned         Shares (1)     Offering (2)  Offering
----------------     -------         ----------     ------------  --------

Televideo Systems,      --              360,000          360,000       --
  Inc.

(1) Represents shares issuable upon the conversion of the Series A Preferred Stock assuming conversion price of $2.50 per share. The actual number of shares to be issued upon the conversion of the Series A Preferred Shares will depend upon the price of the Company's Common Stock at the time of conversion. See "Comparative Share Data".

(2) Assumes all shares owned, or which may be acquired, by the Selling Shareholder, are sold to the public by means of this Prospectus.

         Manner of Sale. The shares of Common Stock owned, or which may be acquired, by the Selling Shareholder may be offered and sold by means of this Prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(c) ordinary brokerage transactions and transactions in which the borker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated.

         The Selling Shareholder and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholder and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

         The Company has advised the Selling Shareholder that it and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised the Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling
Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". The Company has also advised the Selling Shareholder that Rule 102 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering. Rule 101 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution.

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of Preferred Stock, no par value per share.

Common Stock

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The Company's Articles of Incorporation deny cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, conversion or redemption rights. All of the outstanding shares of Common Stock are, and the shares to be sold in this offering when issued and paid for will be, fully paid and non-assessable.

Preferred Stock

         The Board of Directors has the authority, without further shareholder approval, to issue up to 5,000,000 shares of Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of

Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock, if any, or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuances could have the effect of decreasing the market price of the Common Stock.

         See "Comparative Share Data" for information concerning the Company's Series A and Series B Preferred Stock.

Warrants

         Up to 575,000 shares of Common Stock are issuable upon the exercise of Common Stock purchase warrants (the "Warrants") which were sold to the public in the Company's October 1995 public offering. Every two Warrants will entitle the holder to purchase one share of Common Stock at an exercise price of $4.50 per share at any time prior to October 26, 1998, subject to the Company's redemption rights described below. The Warrants will be issued pursuant to the terms of a Warrant Agreement between the Company and American Securities Transfer, Inc. (the "Warrant Agent").

         The Warrant exercise price and the number of shares of Common Stock purchasable upon exercise of the Warrants are subject to adjustment in the event of, among other events, a stock dividend on, or a subdivision, recapitalization or reorganization of, the Common Stock, the merger or consolidation of the Company with or into another corporation or business entity or sales of Common Stock at a price below the Common Stock market price or the Warrant exercise price (excluding exercise of options issued under stock option plans).

         The Company, in its discretion, may redeem outstanding Warrants, in whole but not in part, upon not less than 30 days' notice, at a price of $.03 per Warrant, provided that the closing bid price of the Common Stock equals or exceeds $5.60 for 20 consecutive trading days immediately prior to such notice. The notice must be given within five business days of the conclusion of the 20 day trading period. In the event the Company exercises its right to redeem the Warrants, the Warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder thereof will be entitled only to the redemption price. Warrant holders should presume that the Company will redeem the Warrants if the criteria for redemption are met.

         The Company must have on file a current registration statement with the Securities and Exchange Commission pertaining to the Common Stock underlying the Warrants in order for a holder to exercise the Warrants or in order for the Warrants to be redeemed by the Company. The shares underlying the Warrants must also be registered or qualified for sale under the securities laws of the state in which the Warrant holder resides. The Company intends to use its best efforts to keep the Registration Statement incorporating this Prospectus current, but there can be no assurance that such Registration Statement (or any other registration statement filed by the Company covering shares underlying the Warrants) can be kept current. In the event the Registration Statement covering the underlying Common Stock is not kept current, or if the Common Stock underlying the Warrants is not registered or qualified for sale in the state in which a Warrant holder resides, the Warrants may be deprived of any value.

         Subject to the foregoing, the Warrants may be exercised by surrendering properly endorsed certificates therefor to the Warrant Agent accompanied by payment in full of the exercise price for each share of Common Stock as to which the Warrants are being exercised and any applicable transfer or other taxes. Payment of the exercise price of Warrants may be made by tendering cash, a personal check or a cashier's check only.

         The Company is not required to issue any fractional shares of Common Stock upon the exercise of Warrants or upon the occurrence of adjustments pursuant to anti-dilution provisions. The Company will pay to holders of fractional interests an amount equal to the cash value of such fractional interests based upon the then-current market price of a share of Common Stock.

         The subsequent sale in the public market of shares of the Company's Common Stock, including the shares offered by the Selling Shareholder, may depress the price for the Company's Common Stock. See "Selling Shareholder."

Transfer Agent and Registrar

         The transfer agent and registrar for the Company's Common Stock and Warrants is American Securities Transfer, Inc., Denver, Colorado.

                                  LEGAL MATTERS

         The validity of the securities offered will be passed upon for the Company by Hart & Trinen, Denver, Colorado.

                                     EXPERTS

         The financial statements of the Company at December 31, 1995, and for the year ended December 31, 1995 appearing in this Prospectus and Registration Statement, have been audited by Brock and Company, CPAs, P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of the Company at December 31, 1996, and for the year ended December 31, 1996 appearing in this Prospectus and Registration Statement, have been audited by Hein + Associates LLP independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registra- tion Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      INDEX TO FINANCIAL STATEMENTS

                                                                         PAGE
                                                                        ------
Independent Auditors' Reports.........................................   F-2

Consolidated Balance Sheet - December 31, 1996.......................    F-4

Consolidated Statements of Operations - For the Years Ended
December 31, 1996 and 1995 ..........................................    F-5

Consolidated  Statement of Stockholders' Equity - For the Period
from January 1, 1995 through December 31, 1996........................   F-6

Consolidated  Statements  of Cash Flows - For the Years Ended
December 31, 1996 and 1995...........................................    F-7

Notes to Consolidated Financial Statements...........................    F-8

Balance Sheets as of  September 30, 1997 and December 31, 1996
(unaudited)..........................................................    F-17

Statements of Operations for the Three & Nine Months Ended September 30,
1997 and 1996 (unaudited)...........................................     F-18

Statements of Cash Flows for the Nine Months Ended September 30, 1997 and
1996 (unaudited)....................................................     F-19

Notes to the Financial Statements (unadudited)
 ................................................................         F-20

                         INDEPENDENT AUDITOR'S REPORT




Board of Directors
Applied Computer Technology, Inc.
Fort Collins, Colorado

We have audited the accompanying consolidated balance sheet of Applied Computer Technology, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Applied Computer Technology, Inc. and subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.






HEIN + ASSOCIATES LLP

Denver, Colorado
April 11, 1997

                         INDEPENDENT AUDITOR'S REPORT




Board of Directors
Applied Computer Technology, Inc.
Fort Collins, Colorado

We have audited the balance sheet (not separately included herein) of Applied Computer Technology, Inc. as of December 31, 1995, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Corporations's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Applied Computer Technology, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



Brock and Company, P.C.

Fort Collins, Colorado
April 25, 1996

              APPLIED COMPUTER TECHNOLOGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEET
                              DECEMBER 31, 1996

                                     ASSETS
                                     ------
  CURRENT ASSETS:
     Cash                                                          $     710,000
     Receivables:
        Trade, less allowance for doubtful accounts of $30,000         1,700,000
        Income taxes                                                     280,000
        Related party                                                     36,000
        Other                                                            433,000
     Inventories                                                       3,381,000
     Prepaid expenses                                                    205,000
     Other                                                               123,000
                                                                   -------------
                    Total current assets                               6,868,000

  PROPERTY AND EQUIPMENT, at cost, net                                 1,769,000

  INTANGIBLE ASSETS, net                                                 166,000

  OTHER ASSETS                                                            70,000
                                                                         -------
TOTAL ASSETS                                                        $8,873,000
                                                                      ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY

  CURRENT LIABILITIES:
        Current portion of long-term debt                          $     571,000
        Note payable                                                   1,959,000
        Accounts payable                                               2,752,000
        Accrued liabilities                                              345,000
                                                                   -------------
                    Total current liabilities                          5,627,000

  LONG-TERM DEBT                                                         237,000

  COMMITMENTS AND CONTINGENCIES (Notes 2 and 6)

  STOCKHOLDERS' EQUITY:
     Preferred stock - no par value; 5,000,000 shares                       --
       authorized; no shares issued
     Common stock, no par value; 25,000,000 shares authorized;         4,139,000
       3,063,127 shares issued and outstanding
     Accumulated deficit
                                                                     (1,130,000)
                    Total stockholders' equity                        ---------
                                                                      3,009,000
                                                                      ---------

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $
                                                                      8,873,000
                                                                      =========
  The accompanying notes are an integral part of this financial statement.

                APPLIED COMPUTER TECHNOLOGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                    YEARS ENDED DECEMBER 31,

                                                        1996             1995
                                                  ------------     ----------

  NET REVENUES                                    $20,239,000      $19,058,000


        Cost of goods sold                         17,084,000       16,156,000
                                                   ----------       ----------

  GROSS PROFIT                                      3,155,000        2,902,000
                                                   ----------       ----------

  OPERATING EXPENSES:
        Marketing and selling                       2,410,000          662,000
        General and administrative                  1,541,000        1,315,000
        Internet access cost                          493,000               --
                                                    ---------       ----------
                      Total operating expenses      4,444,000        1,977,000
                                                    ---------       ----------
  INCOME (LOSS) FROM OPERATIONS
                                                   (1,289,000)         925,000
                                                    ----------      ----------
  OTHER INCOME (EXPENSE):
        Other (expense) income                        (53,000)          72,000
        Interest expense                             (175,000)        (266,000)
                                                    ----------      -----------

                    Net other income (expense)       (228,000)        (194,000)
                                                    ----------      -----------
  INCOME (LOSS) BEFORE INCOME TAXES                (1,517,000)         731,000

        Income tax expense (benefit)                 (175,000)         185,000
                                                    ----------      -----------

  NET INCOME (LOSS)                               $(1,342,000)      $  546,000
                                                   ===========      ===========


  PRO FORMA INFORMATION:
        Net income (loss) before income taxes                       $  731,000
        Income tax expense (benefit)                                   196,000
                                                                   -----------

  PRO FORMA NET INCOME (LOSS)                                      $   535,000
                                                                   ===========

  NET INCOME (LOSS) PER COMMON SHARE              $       (.44)    $      .25
                                                  ==============   ===========

  PRO FORMA NET INCOME (LOSS) PER SHARE                            $      .24
                                                                   ===========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
                                                       3,042,000     2,124,000
                                                  ==============   ===========

     The accompanying notes are an integral part of this financial statement.

                APPLIED COMPUTER TECHNOLOGY, INC. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
          FOR THE PERIOD FROM JANUARY 1, 1995 THROUGH DECEMBER 31, 1996



                                                 COMMON STOCK        ACCUMULATED
                                                 ------------
                                             SHARES       AMOUNT        DEFICIT
                                             ------       ------      ----------
BALANCES, January 1, 1995                    1,420,000     $229,000     $(149,000)

   Dividends                                        --           --       (43,000)

   Common stock issued for services             20,000        5,000            --

   Common stock and common stock               400,000      388,000            --
    warrants issued in private
    placement offering, less offering
    costs of $112,000

   Conversion of Subchapter S retained              --      142,000      (142,000)
    earnings to common stock

   Common stock issued for cash                 50,000       62,000            --

   Common stock and common stock             1,150,000    3,313,000            --
    warrants issued in a public
    offering, less offering costs of
    $827,000

Net income for the year ended                                             546,000
                                          ------------  -----------  ------------
   December 31, 1995


BALANCES, December 31, 1995                  3,040,000    4,139,000       212,000

   Exercise of options                          40,000       80,000        80,000
   Surrender of shares                         (16,873)     (80,000)      (80,000)
   Net loss for the year ended
    December 31, 1996                               --           --    (1,342,000)
                                                ------        ------   ----------


BALANCES, December 31, 1996                $ 3,063,127  $ 4,139,000    (1,130,000)

                                             =========    =========    ==========


     The accompanying notes are an integral part of this financial statement.

                APPLIED COMPUTER TECHNOLOGY, INC. AND SUBSIDIARIES

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                               1996         1995
                                                              ------       ------

  CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                     $(1,342,000)    $546,000
     Adjustments to reconcile net income (loss) to net
       cash used in operating activities:
          Depreciation and amortization                        274,000      148,000
          Loss on disposal                                      68,000           --
          Deferred taxes                                      (22,000)       22,000
          Other                                                     --       16,000
     Increase (decrease) from changes in assets and liabilities:
          Accounts receivable                                (364,000)    (973,000)
          Inventories                                      (1,809,000)    (310,000)
          Prepaid expenses and other current assets          (317,000)     (94,000)
          Income tax refund receivable                       (133,000)    (156,000)
          Accounts payable and other current liabilities    2,270,000     (225,000)
          Customer deposits                                   (53,000)      (8,000)
          Accrued liabilities and other current
          liabilities                                         143,000       66,000
                                                           ----------    ---------
            Net cash used in operating activities          (1,285,000)    (968,000)
                                                           ----------    ---------
  CASH FLOWS FROM INVESTING ACTIVITY -
     Property and equipment acquisitions                   (1,395,000)    (559,000)

  CASH FLOWS FROM FINANCING ACTIVITIES:
     Bank overdraft                                                 --    (590,000)
     Net long-term borrowings                                 (21,000)     (87,000)
     Net short-term borrowings                               1,959,000    (241,000)
     Obligations under capital leases                          175,000      (1,000)
     Dividend payments                                              --     (43,000)
     Net proceeds from the issuance of common stock and
     common stock warrants                                      --       3,762,000
                                                                ------    --------
             Net cash provided by financing activities       2,113,000   2,800,000


  NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS        (567,000)  1,273,000

  CASH AND CASH EQUIVALENTS, at beginning of year            1,277,000       4,000
                                                           ----------    ---------

  CASH AND CASH EQUIVALENTS, at end of year                 $  710,000 $ 1,277,000
                                                            ========== ===========

  SUPPLEMENTAL CASH FLOW INFORMATION:
  Non-cash items:
  Purchase of equipment for notes and capital leases        $  253,000 $    55,000
                                                            ========== ===========
  Sale of equipment for notes                              $       --  $    16,000
                                                           =========== ===========        =

  Issuance of common stock under option for common         $    80,000  $       --
  stock surrendered                                        =========== ===========



  Cash paid (received) for:
  Interest                                                  $  150,000  $  268,000
                                                            =========== ==========

  Income taxes                                              $  (25,000) $  319,000
                                                            =========== ==========


The accompanying notes are an integral part of this financial statement.

               APPLIED COMPUTER TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Nature of Operations - Applied Computer Technology, Inc. (the "Company") principally assembles and distributes personal computers and related products and services to customers throughout the United States. Additionally, the Company has six retail and training locations within Colorado. During 1996, the Company also expended substantial amounts in establishing the infrastructure to become an Internet provider.

     Principles of Consolidation - In 1996, the Company established two wholly owned subsidiaries, ACT Far East Limited and ACTNET, Inc. The financial statements include the accounts of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

     Use of Estimates - The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt investments purchased with an original maturity of three months or less to be cash equivalents.

     Inventories - Inventories consist principally of component parts and are recorded at the lower of cost (using the first-in, first-out (FIFO) method) or market. Inventories, net of obsolescence reserve, consist of the following at December 31:
                                                         1996         1995
                                                        ------       ------
          Computer components, peripherals and        $ 3,172,000  $ 1,339,000
          software
          Work-in-process                                      --      104,000
          Completed computer systems
                                                          209,000       --
                                                      -----------  -----------
                                                      $ 3,381,000  $ 1,443,000
                                                      ===========  ===========

     Property and Equipment - Property and equipment are stated at cost. The Company capitalizes costs associated with major improvements. These costs include payroll costs associated with software developed for internal communication and information systems and to provide Internet access to its customers (see Note 3).

     The Company provides for depreciation of equipment using the straight-line method over the estimated useful lives of the assets which are generally five years for computer and promotion equipment and vehicles, and seven years for office equipment. Leasehold improvements are amortized over the life of the leases.

     Deferred Start-up Costs - During 1996, the Company deferred certain start-up costs associated with the opening of new stores and implementing a related marketing plan as well as establishing the infrastructure for providing Internet access services. The Company policy was to amortize these costs over twelve months. The Company has subsequently determined that such amortization period should be the lesser of twelve months or until its fiscal year-end. This has resulted in a fourth quarter adjustment to expense $131,000 of net costs capitalized as of the third quarter in excess of the revised policy.

     Intangible Assets - These costs primarily represent the acquisition in December 1996 from third parties of certain customer bases. These customers are utilizing the Company's Internet access services. The cost of these acquisitions will be amortized over five years.

     Impairment of Long-Lived Assets - In 1996, the Company adopted Financial Accounting Standards Board Statement 121 (FAS 121), "Impairment of Long-Lived Assets." In the event that facts and circumstances indicate that the cost of assets or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. Adoption of FAS 121 had no effect on the December 31, 1996 financial statements.

     Fair Value of Financial Instruments - The estimated fair values for financial instruments are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The carrying amounts of the Company's current assets and liabilities are estimated to approximate fair value.

     Stock-Based Compensation - In 1996, the Company adopted Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation." The Statement defined a fair value based method of accounting for stock options or similar equity instrument. FAS 123 allows an entity to continue to measure compensation cost for employee stock option plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion (APB) No. 25, which was elected by the Company. Accordingly, the Company must make certain pro forma disclosures as if the fair value based method had been applied (see
     Note 7). The adoption of FAS 123 had no effect on net loss.

     Revenue Recognition - The Company recognizes revenues from product and system sales when title passes to the customer. Revenues from service agreements are recognized ratably over the terms of the agreements. Revenues from performance contracts are recognized on the completed contract method.

     Warranty - The Company provides a warranty to its customers and the related costs are recorded at the time of sale. Future warranty costs are not considered significant to the financial statements as most warranty work, if any, is generally performed shortly after the sale.

     Advertising - Advertising costs are charged to operations in the year incurred. The Company incurred advertising expenses of $435,000 and $178,000 in 1996 and 1995, respectively.

     Income Taxes - During June 1995, the Company terminated its election under Subchapter S of the Internal Revenue Code. Pro forma net income and net income per common share have been reflected in the financial statements assuming the Company had been taxed under Subchapter C of the Internal Revenue Code for Federal and state income tax purposes for the full fiscal year in 1995.

     Commencing in the second quarter of 1995, the Company recognized deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Net Income (Loss) Per Common Share - Pursuant to Securities and Exchange Commission Staff Accounting Bulletins, common shares issued prior to the Company's initial public offering, at prices less than the initial public offering price, plus the number of common equivalent shares issuable pursuant to stock options granted at prices less than the initial public offering price, using the treasury stock method, have been included in the number of shares used in the calculation of net income per share in 1995 as if they were outstanding for the entire period. Net loss per share for 1996 was calculated based upon the weighted average shares outstanding. Common stock equivalents were not considered in 1996 as their effect was antidilutive.

     Reclassification - Certain reclassifications have been made to conform 1995 financial statements to the presentation in 1996. The reclassifications had no effect on net income.

 2.  LIQUIDITY AND LOSSES INCURRED IN 1996 OPERATIONS:

     In 1996, the Company incurred a loss of $1,342,000 and expects to incur additional losses in the first quarter of 1997. These losses have adversely impacted the Company's working capital. Should losses continue, they would cause significant liquidity problems and may ultimately impact the Company's ability to continue future operations. Furthermore, as of December 31, 1996, the Company was not in compliance with certain reporting and other covenants of its debt agreement with its financial institution.

     Subsequent to year-end, the Company has taken action to decrease its overhead and has been successful in bidding additional contracts for future sales. In addition, as of December 31, 1996, the Company has $1,241,000 of working capital and $3,009,000 of equity. Also included in current liabilities, and thereby reducing working capital is approximately $413,000 of debt which is scheduled to be paid after 1997, but is recorded as a current liability due to the "payment on demand" feature included in a new note payable refinanced during 1996. The Company further intends to improve its relationship with its financial institution and while formal waivers of the debt covenant violations have not yet been received, the Company does believe such waivers will ultimately be approved and the notes will not be called. In addition, management believes that certain start-up costs associated with opening new stores, developing a related marketing plan, and establishing the infrastructure for Internet provider services incurred in 1996 should result in increased related revenues in 1997. However, there can be no assurance that these efforts will ultimately enable the Company to return to profitability, and other actions may be required by management. However, management believes the actions taken to reduce overhead and increase revenues will enable the Company to continue operations through 1997.

 3.  PROPERTY AND EQUIPMENT:
     Property and equipment consist of the following at December 31:
                                                        1996          1995
                                                       ------        ------
          Office and computer equipment               $1,745,000  $  1,025,000

          Vehicles                                       156,000       109,000
          Leasehold improvements                         227,000        75,000
          Other
                                                         151,000        29,000
                                                       ---------    ----------
                                                       2,279,000     1,238,000
          Less accumulated depreciation and
          amortization                                 (510,000)     (402,000)
                                                       ---------    ----------


                                                     $ 1,769,000    $  836,000
                                                       =========    ==========

     Included in office and computer equipment is $189,000 and $175,000 at December 31, 1996 and 1995 (net of related amortization expense) of payroll costs related to software development of internal information and communication systems and to provide Internet access for the Company's customers.

     In 1995, the Company capitalized direct and indirect costs associated with computer software developed for internal use. In December 1996, the American Institute of CPAs issued an Exposure Draft (E.D.) of a proposed Statement of Position on "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." The Company has adopted the guidelines set forth in the E.D. with regard to internal capitalized software costs. As a result, the Company has expensed (and, therefore, the Company's net loss was increased by the same amount) in the fourth quarter of 1996 certain indirect overhead costs of $339,000 (or (.11) per common share) which the E.D. indicates, if formally adopted as proposed, should not be capitalized. Pursuant to the guidelines of the E.D., this policy was applied retroactively to the beginning of the current fiscal year, and the prior year's capitalized amount was not adjusted. These costs are being amortized over five years.

 4.  NOTES PAYABLE:

     Lines-of-Credit - The Company has a $2,500,000 regular line-of-credit, of which $2,465,000 was drawn upon as of December 31, 1996. Of this amount $506,000 is included in long-term notes payable (even though it is also classified as current due to a "due-on-demand" clause included in the notes) and the balance of $1,959,000 is reflected as notes payable. This balance carries interest at prime plus 2 1/2% (10.75% at December 31, 1996) and is collateralized by substantially all of the assets of the Company and guaranteed by major shareholders of the Company. As of December 31, 1996, the Company was not in compliance with certain financial reporting and other covenants under this note with the financial institution. Formal waivers have not been received by the Company. The Company also has a

     $2,500,000 "Major-order account" line-of-credit, for which there is no balance outstanding at December 31, 1996. This is a special purpose line-of-credit.

     The Company has the following long-term notes payable outstanding at December 31, 1996:

     Note payable to financial  institution,  bears  interest at 9%
     and is due in monthly  installments  of $11,000  through  June
     2001.  The  loan   agreement   limits  the   distribution   of
     dividends  and  contains  various  covenants  that  pertain to
     reporting   requirements,   maximum   property  and  equipment
     acquisitions,  and the  organization or participation in other business  entities.  The note is  collateralized  by  accounts
     receivable,   inventory,   and  equipment.  The  note  is  82%
     guaranteed by the U.S. Small Business Administration and is personally guaranteed by certain stockholders. This note is classified as current as it is due on demand, however, the
     Company  does not  expect  this note to be called  before  its
     scheduled maturity dates.                                      $506,000


     Notes payable to financial  institutions bear interest at 9.14%
     and are due in monthly installments totaling $1,000 through
     January 2000. The notes are collateralized by certain
     vehicles.                                                        39,000

     Other,  primarily  capitalized leases,  collateralized by the
     related leased equipment.                                       263,000
                                                                    ________
                                                                     808,000

     Less portion due within one year.                              (571,000)
                                                                    ________

                                                                   $ 237,000
                                                                   =========

     Future   principal   payments   required  under  long-term  notes  payable,
     considering the Small Business Administration loan of $506,000 as current due to demand features, as of December 31, 1996, are as follows:
                      Year
                      1997                        $571,000
                      1998                          68,000
                      1999                          76,000
                      2000                          83,000
                      2001                          10,000
                                              ------------
                                                 $ 808,000
                                              ============

     In February 1997, the Company entered into a $1,000,000 lease line commitment with a financial institution for future purchases of capital equipment.

 5.  INCOME TAXES:

     Federal and state income tax expense (benefit) consists of the following amounts at December 31:
                                                                  Pro Forma
                                         1996          1995          1995
                                         ----          ----          ----

                Current               $ (153,000)    $  163,000  $    200,000
                Deferred
                                         (22,000)        22,000        (4,000)
                                      ----------     ----------  ------------

          Income tax expense          $ (175,000)    $  185,000  $    196,000
          (benefit)                   ==========     ==========  =============



     Effective June 2, 1995, the Company terminated its election under Subchapter S of the Internal Revenue Code. Accordingly, the net deferred tax liability at that date of $30,000 has been recorded through a charge to the deferred tax provision.

     The income tax effects of deferred tax assets (liabilities) are comprised of the following at December 31, 1996:
                                                        1996
                                                    ------------
          Future taxable amounts:
                Depreciation                        $   (20,000)

          Future deductible amounts:
                Net operating loss carryforward         300,000
                Reserve for obsolete inventory           30,000
                Accrued liabilities and other            45,000
                                                    -----------
                                                        375,000
                                                    ===========
          Net deferred tax asset                        355,000

          Valuation allowance                          (355,000)
                                                    -----------
          Balance                                   $        --
                                                    ===========

     There was no valuation allowance in 1995. The Company has an approximate net operating loss carryforward of $900,000 which expires for the fiscal year ending December 31, 2001.

     A reconciliation of statutory Federal income tax rates and the effective income tax rates is as follows:



                                                                       Pro Forma
                                                      1996      1995       1995
                                                     ------    ------  ---------

     Statutory Federal income tax rate (benefit)     (34.0%)   34.0%      34.0%
     State and local income taxes, net of Federal      --       2.0        2.8
       tax benefit
     Depreciation and amortization                     --       6.2       (0.1)
     Charge-off of related party
          receivable                                   --     (10.9)     (10.9)
     Effect of Subchapter S election                   --      (4.7)       --
     Reduction due to valuation  allowance            22.5       --        --
     Other                                             --      (1.4)       1.0
                                                     -----    -----      -----

     Effective income tax rate                       (11.5%)   25.2%      26.8%
                                                     =====    =====      =====



 6.  COMMITMENTS AND CONTINGENCIES:

     SEC Investigation - In November 1996, the Securities and Exchange Commission (SEC) commenced a formal investigation of the Company. The Company understands this investigation relates primarily to the Company's capitalization of labor and related costs associated with enhancements to the Company's internal software systems, the development of software for the Company's Internet Access service, the development of the Company's new marketing program and the opening of new business centers. As discussed in Notes 1 and 3, the Company changed its accounting policy concerning these costs and elected to expense substantially all of the costs which had previously been capitalized during 1996 by the Company in the areas mentioned above. The SEC's investigation is continuing, however, the Company does not believe the investigation will have a significant financial impact upon the Company's December 31, 1996 financial condition.

     Operating Leases - The Company leases office, production, warehouse, and retail facilities under various noncancellable lease agreements which expire through September 2007. The agreements generally provide for certain rent-free, or reduced rent periods and escalating rents in future periods. The Company, however, recognizes rent expense ratably over the terms of the leases. Rent expense for the years ended December 31, 1996 and 1995 was $253,000 and $172,000. Liabilities for rental expense recognized in excess of payments required under the agreements were $5,000 at December 31, 1996.

     At December 31, 1996, future minimum lease payments required under noncancellable operating leases are as follows:
                    Year
                     1997                 $  392,000
                     1998                    377,000
                     1999                    396,000
                     2000                    319,000
                     2001                    273,000
               Thereafter                    110,000
                                          ----------
                                          $1,867,000
                                          ==========

     Retirement Plan - The Company has a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all of the Company's employees and allows the Company to make discretionary contributions. No contributions have been made by the Company since the plan's inception.

7.   STOCKHOLDERS' EQUITY:

     Recapitalization - Effective in January 1995, the Company's stockholders approved an amendment to the Articles of Incorporation authorizing 25,000,000 shares of common stock with no par value and 5,000,000 shares of preferred stock with no par value. Also during January 1995, the Company's stockholders approved a 142 for 1 stock split of its common stock. All references to common stock and per share data have been restated to reflect the stock split.

     Stock Issuances and Outstanding Warrants - During February 1995, the Company issued 20,000 shares of its common stock for services which were valued at $5,000.

     During 1995, the Company completed a private offering of 400,000 shares of common stock. Warrants to purchase 40,000 shares of common stock for $4.55 per share were issued to the underwriter in connection with the offering. The Company also completed a public offering of 1,150,000 units. Each unit included one share of common stock and one redeemable common stock purchase warrant. Two warrants entitle the holder to purchase one share of common stock for $4.50. Warrants to purchase 60,000 shares of common stock for $4.55 per share, and warrants to purchase 100,000 warrants exercisable at $.14 per warrant were issued to the underwriter in connection with the offering.

     A summary of warrants outstanding at December 31, 1996 is as follows:

                                             Number of    Exercise    Expiration
                  Issued For                  Shares       Price         Date
          -------------------------------    ---------    --------    ----------
          Private offering, underwriter        40,000      $4.55    October 2000
          Public offering, unit holders       575,000       4.50    October 1998
          Public offering, underwriter         60,000       4.55    October 2000
          Public offering, underwriter         50,000       4.83    October 2000
                                              -------
          Total shares reserved for warrants  725,000
                                              =======

     Stock Option Plans - During March 1995, the Board of Directors adopted the 1995 incentive Stock Option Plan (Plan). The Plan authorizes the issuance of up to 600,000 shares of the Company's common stock to employees. Options granted pursuant to the plan are incentive stock options within the meaning of the Internal Revenue Code. The exercise price of the options granted under the plan is not less than the fair market value of the common stock. The options are granted for terms of five or ten years and may be increased at such times as may be determined by the Plan's administrator. Options are subject to certain acceleration and termination provisions.

     A summary of incentive stock option activity is as follows:

                                               1996       1995
                                               ----       ----
                                              Weighted               Weighted
                                               Average                Average
                                   Number     Exercise     Number    Exercise
                                  of Shares     Price     of Shares    Price
                                  ---------   --------    ---------  --------
      Outstanding, beginning of   212,500       $2.32          --   $  --
         year

            Granted               249,000        5.04     463,500    1.47
            Exercised            (40,000)        2.00          --      --
            Canceled             (71,000)        2.23   (251,000)     .76
            Expired                   --           --         --       --
                                 -------                 --------
      Outstanding, end of year   350,500        $4.54     212,500    2.32
                                 =======                 ========


     During 1996, a former officer exercised 40,000 options. Pursuant to the Plan, the former officer surrendered shares with a market value equivalent to the exercise price.

     For all options granted during 1996 and 1995, the weighted average market price of the Company's common stock on the grant date was approximately equal to the weighted average exercise price. At December 31, 1996, options for 250,800 shares were exercisable (at a weighted average exercise price of $4.86) with 64,300 shares becoming exercisable in 1997 and the remaining 35,400 shares becoming exercisable by December 31, 2000. The range of exercise prices is $2.00 - $5.63 for all options outstanding at December 31, 1996. If not previously exercised, options outstanding at December 31, 1996, will expire as follows:
                                                      Weighted
                                                       Average
                                      Number          Exercise
      Year Ending December 31,       of Shares          Price
      ------------------------       ---------        --------
                2000                     20,000     $     2.00
                2001                     20,000           4.62
                2005                     47,500           2.00
                2006                     34,000           3.50
                2006                    229,000           5.07
                                   -------------
                                        350,500

     Directors of the Company have nonqualified options to purchase 20,000 shares of common stock for $2.00 per share granted in 1995 and options to purchase 20,000 shares of common stock at $4.62 per share granted in 1996. The options become exercisable at 25% per year and expire in July 2000 and 2001, respectively. The Company has agreed to grant each of the non-management directors options to acquire 10,000 shares of common stock in 1997. The options will be exercisable at the market value on the date of the grant.

     Pro Forma Stock-Based Compensation Disclosures - The Company applies APB Opinion 25 and related interpretations in accounting for stock options and warrants which are granted to employees. Accordingly, no compensation cost has been recognized for grants of options and warrants to employees since the exercise prices were not less than the fair value of the Company's common stock on the grant dates. Had compensation cost been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FAS 123, the Company's net income (loss) and net income (loss) per share would have been reduced to the pro forma amounts indicated below.

                                                      Year Ended December 31,
                                                      -----------------------
                                                        1996           1995
                                                        ----           ----
 Net income (loss) applicable to common stockholders:
       As reported                                   $(1,342,000)    $ 546,000
       Pro forma                                     $(1,795,000)    $ 521,000
 Net income (loss) per common share:
       As reported                                   $      (.44)    $     .25
       Pro forma                                     $      (.59)    $     .25


     The fair value of each employee option and warrant granted in 1996 and 1995 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                     Year Ended December 31,

                                      1996              1995
                                      ----              ----

      Expected volatility            50.84%                --
      Risk-free interest rate          6.5%               6.5%
      Expected dividends                --                 --
      Expected terms (in years)        5.0                5.0


  8. RELATED PARTY TRANSACTIONS:

     Certain major stockholders and officers of the Company are general partners of Medical Information Systems (MIS), a related partnership, and also own all of the stock of Managed Care Technologies, Inc. (MCTI). These entities developed and marketed computer software for the managed health care industry, which activities have significantly curtailed in recent years. Advances in prior years made to the related entities have been deducted from retained earnings similar to dividends. Advances in 1995 totaled $3,000. Principal and interest receivable on the advances principally made in prior years totaled $257,000 at December 31, 1995. This balance was deducted by the Company for income tax purposes in fiscal 1995 and was not reflected as an asset for financial reporting purposes as they were charged, as previously indicated, as dividends to retained earnings. However, the Company and the shareholders did execute a note, whereby this balance was to be repaid in monthly installments of $5,000 commencing in 1996. The Company's has agreed to forgive this note in consideration of certain stock options surrendered by these shareholders, and the benefit the Company received from expensing this note for tax purposes.

     During fiscal 1996, the Company provided additional services totaling $36,000 to MCTI, which were charged based upon direct costs incurred by the Company on behalf of MCTI. As of December 31, 1996, the Company has notes receivable of $36,000 from its stockholders, which are collateralized by their common stock ownership. Subsequent to year-end, $10,000 has been received on these notes.

     In 1995, the Company made $40,000 of distributions to stockholders owning shares during the period the Company was taxed under Subchapter S of the Internal Revenue Code. The distribution allowed the stockholders to discharge income tax liabilities associated with corporate earnings taxed to the individual stockholders.

 9.  CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMER:

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and temporary cash investments. At times, cash balances held at financial institutions were in excess of FDIC insurance limits. The Company places its temporary cash investments with high-credit, quality financial institutions. The Company believes no significant concentration of credit risk exists with respect to these cash investments.

     The Company sells its products and services primarily to customers in the education, corporate, and governmental markets. Credit is extended based on an evaluation of the customer's financial condition and collateral is generally not required. Credit losses have been minimal and such losses have been within management's expectations.

     Sales in excess of 10% or more of the Company's sales are as follows:

                   1996         1995
                   ----         ----
          A        15%           12%
          B        10%           14%
          C        16%           15%

     Accounts receivable from these customers totaled $322,000 at December 31, 1996.

 10. SEGMENT INFORMATION:

     The Company's principal operations are in the assembly and distribution of personal computers and Internet access industries. The following is selected information for the fiscal year ended December 31, 1996 about the Company's industry segments. Since the Internet access segment of the Company was not established until 1996, segment information is not included for the fiscal year ended December 31, 1995.

                                          Computer      Internet
          Year Ended December 31,  1996    Sales        Access     Consolidated
          -----------------------------   --------      --------   ------------
          Revenue                       $20,228,000  $    11,000   $20,239,000
          Loss from operations             (807,000)    (482,000)   (1,289,000)
          Depreciation and amortization     257,000       17,000       274,000
          Identifiable assets             8,420,000      453,000     8,873,000
          Capital expenditures            1,171,000      224,000     1,395,000

                APPLIED COMPUTER TECHNOLOGY, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                     ------

                                                   September 30,   December 31,

                                                        1997           1996
                                                        ----           ----
                                                    (unaudited)
CURRENT ASSETS:
    Cash and equivalents                             $      5,000      $  710,000
    Receivables:
        Trade, net of allowance of $30,000              3,397,000       1,700,000
        Income taxes                                            -         280,000
        Loans to Officers                                  92,000          36,000
        Other                                              95,000         433,000
    Inventories                                         2,871,000       3,381,000
    Prepaid and Other                                     450,000         328,000
                                                     ------------      ----------
           Total Current Assets                      $  6,910,000      $6,868,000

NET PROPERTY AND EQUIPMENT, at cost                     2,015,000       1,769,000

NET INTANGIBLE ASSETS, at cost                            131,000         166,000

OTHER ASSETS
                                                          259,000          70,000
                                                          -------          ------

TOTAL ASSETS                                         $  9,315,000     $ 8,873,000
                                                     ============      ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
CURRENT LIABILITIES:
    Current portion of long-term debt                 $    46,000     $   571,000
    Notes payable                                       2,640,000       1,959,000
    Accounts payable                                    5,484,000       2,752,000
    Accrued liabilities                                   278,000         345,000
                                                     ------------      ----------
           Total Current Liabilities                  $ 8,448,000     $ 5,627,000
LONG -TERM LIABILITIES                                    642,000         237,000

STOCKHOLDERS' EQUITY:
Preferred stock - no par value; 5,000,000 shares
authorized; no Shares issued
Common stock, no par value; 25,000,000 shares           4,139,000       4,139,000
authorized; 3,063,127 shares issued and outstanding
Accumulated deficit
                                                       (3,914,000)     (1,130,000)
                                                     ------------      ----------
               Total stockholders' equity                 225,000       3,009,000
                                                     ------------      ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              9,315,000       8,873,000
                                                     ============       =========



    The accompanying notes are an integral part of these financial statements.

                APPLIED COMPUTER TECHNOLOGY, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS


                                   Three Months Ended           Nine Months Ended
                                      September 30,               September 30,
                                   ------------------           -----------------
                                   1997            1996        1997         1996
                                   ----            ----        ----         ----

NET REVENUES                        $13,908,000  $9,126,000  $22,339,000 $16,343,000

TOTAL COST OF GOODS SOLD:
   Cost of  Materials & Overhead     11,928,000   7,206,000   19,189,000  12,699,000
   Inventory Adjustment                  65,000    (37,000)      746,000     (37,000)
   Unabsorbed Services Cost
                                        264,000     365,000    1,120,000     485,000
                                     ----------   ---------   ----------  ----------
COST OF GOODS SOLD                   12,257,000   7,534,000   21,055,000  13,147,000
                                     ----------   ---------   ----------  ----------
GROSS PROFIT (LOSS)                   1,651,000   1,592,000    1,284,000   3,196,000
                                     ----------   ---------   ----------  ----------
OPERATING EXPENSES:
       Marketing and selling            455,000     591,000    1,786,000   1,393,000
       General and administrative       471,000     399,000    1,348,000   1,072,000
       Internet access cost             206,000          --      543,000          --
                                        -------           -      -------           -
TOTAL OPERATING EXPENSES              1,132,000     990,000    3,677,000   2,465,000
                                     ----------   ---------   ----------  ----------

INCOME (LOSS) FROM OPERATIONS           519,000     602,000  (2,393,000)     731,000

OTHER INCOME (EXPENSE):
       Other income (expense)           (68,000)      4,000     (45,000)      12,000
       Interest expense                (143,000)    (68,000)   (346,000)     (93,000)
                                     ----------   ---------   ----------  ----------
INCOME (LOSS)
BEFORE INCOME TAXES                     308,000     538,000   (2,784,000)    650,000

       Income tax expense (benefit)          --     160,000           --     197,000
                                     ----------   ---------   ----------  ----------

NET INCOME (LOSS)                    $  308,000   $ 378,000  $(2,784,000) $  453,000
                                     ==========   =========  ===========  ==========
NET INCOME (LOSS)
PER COMMON SHARE                    $       .10         .11  $(      .91)        .14
                                     ==========   =========  ===========  ==========
WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING                           3,063,127   3,328,443    3,058,865   3,339,109
                                     ==========   =========  ===========  ==========



    The accompanying notes are an integral part of these financial statements.

                APPLIED COMPUTER TECHNOLOGY, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                Nine Months Ended
                                                                   September 30,
                                                                -------------------
                                                               1997             1996
                                                               ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                    $(2,784,000)       $ 453,000
    Adjustments to reconcile net income (loss) to net
    cash used in operating activities:
         Depreciation and amortization                       482,000          234,000
         Loss on equipment disposal                               -           161,000
    Changes in operating assets and liabilities:
       Increase (decrease) Accounts receivable            (1,697,000)        (561,000)
       Increase (decrease)  Inventories                      510,000       (1,145,000)
       Increase (decrease) Prepaid expenses and other        (29,000)        (166,000)
       current assets
       Increase (decrease) Income tax refund receivable      280,000          156,000
       Increase (decrease)  Accounts payable               2,732,000          139,000
       Increase (decrease)  Customer deposits                      0          (53,000)
       Increase (decrease)  Accrued liabilities and
       other current liabilities                             (63,000)         180,000
                                                             --------         -------
          Net cash used in operating activities             (574,000)        (601,000)
                                                            ---------        ---------

    CASH FLOWS FROM INVESTING ACTIVITIES
       Property and equipment acquisitions
                                                            (693,000)      (1,380,000)
    CASH FLOWS FROM FINANCING ACTIVITIES                    ---------      -----------

       Principal payments on loans                           (15,000)         (33,000)
       New borrowings                                        192,000          864,000
       Principal payments on capital leases                 (172,000)         (19,000)
       Proceeds from new lease obligations                   557,000           75,000
          Net cash provided by financing activities          562,000          887,000
                                                             -------          -------
     NET DECREASE IN CASH AND EQUIVALENTS                   (705,000)      (1,094,000)

    CASH AND EQUIVALENTS, at beginning of period            $710,000       $1,277,000
                                                            --------       ----------
    CASH AND EQUIVALENTS, at end of period                     5,000          183,000
                                                            =========       =========

    SUPPLEMENTAL CASH FLOW INFORMATION:
    Non-cash items:
       Purchase of equipment for notes and capital
       leases                                               $857,000          175,000
                                                            =========       =========
    Cash paid (received ) for:
       Interest                                             $346,000           93,000
                                                            =========       =========
       Income taxes                                         (280,000)        (156,000)
                                                            =========       =========



    The accompanying notes are an integral part of these financial statements.

                        APPLIED COMPUTER TECHNOLOGY, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

Financial Information - The Company's unaudited interim financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission applicable to Regulation S-B. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These interim financial statements should be read in conjunction with the Company's December 31, 1996 financial statements and notes included elsewhere in this prospectus.

      In the opinion of management, the interim financial statements reflect all adjustments necessary for a fair presentation of the interim periods, such adjustments being of a normal recurring nature. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.


Nature of Operations - Applied Computer Technology, Inc. (the "Company") principally assembles and distributes personal computers and related products and services to customers throughout the United States. Additionally, the Company has five business center / training locations within Colorado. During 1996, the Company also expended substantial amounts in establishing the infrastructure to become an Internet provider

Principles of Consolidation - in 1996, the Company established two wholly owned subsidiaries, ACT Far East Limited and ACTNET, Inc. The financial statements include the accounts of the company and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment - Property and equipment are stated at cost.

Revenue Recognition - The Company recognizes revenues from product and system sales when title passes to the customer.

Warranty - The company provides a warranty to its customers and the related costs are recorded at the time of sale.


Earnings Per Share Calculation - The quarter ended September 30, 1997 the common stock equivalents were excluded from calculation since the Company's stock price did not exceed the exercise price for a significant portion of the period.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         The Company's Articles of Incorporation, as amended, and Bylaws, as amended, allow the Company to indemnify and hold harmless to the maximum extent permissible by Colorado law any officer or director of the Company who is made a party to any proceeding as a result of that person's service to the Company as an officer or director.

         Apart from rights afforded by the Company's Articles of Incorporation and Bylaws, an officer or director may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred if the officer or director conducted himself in good faith and either (i) reasonably believed his conduct to be in the corporation's best interest, or (ii) reasonably believed the conduct to be at least not opposed to the corporation's best interest. In the case of a criminal proceeding, the officer or director must have had no reasonable cause to believe the conduct was unlawful.

         The Colorado Business Corporation Act also requires that a corporation indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding.

         Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future pursuant to a vote of shareholders or directors. The statutory provisions cited above also grant the power to the Company to purchase and maintain insurance which protects its officers and directors against any liabilities incurred in connection with their services in such positions, and such a policy may be obtained by the Company in the future.

Item 25.  Other Expenses of Issuance and Distribution.

Item                                                            Amount

S.E.C. Registration Fee                                          $ 266
N.A.S.D. Filing Fee                                                766
State Securities Laws Legal and Filing Fees                      1,000
Printing                                                           200
Legal Fees                                                      25,000
Accounting Fees and Expenses                                     5,000
Transfer Agent's Fees                                              100
Miscellaneous Expenses                                           2,668
                                                                 -----

    Total                                                      $35,000
                                                               ========
*All expenses, with the exception of the SEC and NASD filing fees, are estimated.

Item 26.  Recent Sales of Unregistered Securities.

         The following information sets forth all securities of the Company which have been sold since the Company's inception and which securities were not registered under the Securities Act of 1933, as amended.

                        Shares of Common    Date of
Security Holder           Stock Sold          Sale             Consideration

Wiley E. Prentice, Jr.     1,065,000        1/1/1991   An undivided 75% of the
                                                       assets of a partnership
                                                       known as Applied Computer
                                                       Technology subject to all
                                                       liabilities associated
                                                       with such assets.
Cynthia E. Koehler           355,000        1/1/1991   An undivided 25% of the
                                                       assets of a partnership
                                                       known as Applied Computer
                                                       Technology subject to all
                                                       liabilities associated
                                                       with such assets.
Robert Oliphant               20,000        2/1/1995   Services rendered, with a
                                                       value of $5,000.
Robert G. Holman              20,000        6/2/1995   $25,000
Hugh H. McCullough            20,000        6/2/1995   $25,000
James B. Jaqua                20,000        6/2/1995   $25,000
Elsa P. McCullough            20,000        6/2/1995   $25,000
Joel R. Sachs                 10,000        6/2/1995   $25,000
Olesh Partners, Ltd.          20,000        6/2/1995   $25,000
Nutri Chem, Inc. Pension
& Profit Sharing Plan         20,000        6/2/1995   $25,000
Lee Roy Tautz                 20,000        6/2/1995   $25,000
Joseph E. Phillips             5,000        6/2/1995   $ 6,250
D. H. Carlson                 10,000        6/2/1995   $12,500
Alan Fleisher                 20,000        6/2/1995   $25,000
William Bammell IRA           10,000        6/12/1995  $12,500
Dan R. Koehler                 5,000        6/12/1995  $ 6,250
Paul D. Koehler               10,000        6/12/1995  $12,500
Suzanne Oliphant              20,000        6/12/1995  $25,000
Stephen D. Whitman            10,000        6/12/1995  $12,500
Ralph H. Baltran              10,000        6/12/1995  $12,500
Todd and Dawn Morgan          10,000        6/12/1995  $25,000
James R. Parker                5,000        6/12/1995  $ 6,250
D/Ann Campbell                 5,000        6/12/1995  $ 6,250
Robert F. Cantor              10,000        6/12/1995  $12,500
Eileen Marie Koehler           5,000        6/12/1995  $ 6,250
David W. Whitman IRA          10,000        6/12/1995  $12,500
John and Darcie Osbourn        5,000        6/12/1995  $ 6,250
Alfred P. Davis                5,000        6/12/1995  $ 6,250
Marilyn M. Davis               5,000        6/12/1995  $ 6,250

Thomas & Susan Hilb           10,000        6/12/1995  $12,500
Armond Azharian               10,000        6/12/1995  $12,500
Wiley Prentice, Sr.           50,000        6/23/1995  $62,500
J. Douglas Heiskell           10,000        6/23/1995  $12,500
David K. Hicks                10,000        6/12/1995  $12,500
J. Roger Moody                40,000        7/30/1995  $50,000
Michael D. DeWitt             10,000        7/30/1995  $12,500

         The sales of the Company's Common Stock described above were exempt transactions under Section 4(2) of the Act as transactions by an issuer not involving a public offering. The shares of Common Stock sold subsequent to February 1995 were also exempt in accordance with Rule 504 of the Securities and Exchange Commission. All of the shares of Common Stock were issued for investment purposes only and without a view to distribution. All of the persons who acquired the foregoing securities were fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchasers of the Company's Common Stock acquired the securities for their own accounts. The certificates evidencing the securities bear legends stating that they may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. No underwriters were involved with the sale of the shares of Common Stock and no commissions or other forms of remuneration were paid to any person in connection with sales of the Company's securities prior to March 1995. The Company paid a commission of $50,000 to Schneider Securities, Inc. in connection with the sale of the securities sold in June 1995. All of the shares of Common Stock sold by the Company are "restricted" shares as defined in Rule 144 of the Rules and Regulations of the Securities and Exchange Commission.

Item 27.  Exhibits.

         The following is a complete list of Exhibits filed as part of this Registration Statement and which are incorporated herein.

Exhibit No.                                                            Page

3.1.1  Articles of Incorporation.                                        *
3.1.2  Amendment to Articles of Incorporation as filed on May 19,
       1995                                                              *
3.1.3  Amendment to Articles of Incorporation as filed on June 6,
       1995                                                              *
3.2.1  By-Laws.                                                          *
4.1    Form of specimen certificate for Common Stock of the Company.     *
4.2    Form of specimen certificate for Warrants of the Company.         *
4.5    Warrant Agreement between the Company and American Securities
       Transfer, Inc.                                                    *
5 Opinion of Hart & Trinen regarding legality of the securities covered by this Registration Statement.

Exhibit No.                                                              Page

10.1.1 Employment Agreement, dated April 1, 1995, by and between
       Wiley E. Prentice, Jr. and the Company.                           *
10.1.2 Employment Agreement, dated April 1, 1995, by and between
       Cynthia E. Koehler and the Company.                               *
10.2   1995 Incentive Stock Option Plan, adopted March 1, 1995,
       authorizing 600,000 shares of Common Stock for issuance
       upon exercise of options issued pursuant to the Plan.             *
10.7   Retail Lease, dated May 29, 1992, by and between Clarmont
       Enterprises, Inc. and the Company.                                *
10.8   Retail Lease, dated August 13, 1990, by and between
       University Hill Plaza Partnership, Ltd. and the Company.          *
10.9   Lease Agreement, dated August 16, 1989, by and between
       G.B. Ventures and the Company, as amended by Lease
       Extension Agreement #1, dated September 15, 1994
       and Lease Addendum No. 2, dated July 7, 1995.                     *
10.10  Shopping Center Lease, dated August 13, 1991, by and
       between Colorado & Wesley Partners, Ltd. and the Company.         *
10.11  Shopping Center Lease, dated July 16, 1993, by and between
       Crow-Watson #8, a Texas limited partnership, and the Company.     *
10.12  Shopping Center Lease, dated September 14, 1992, by and between First Interstate Bank, N.A., as Trustee of Heron
       North America Property Trust, and the Company.                    *
10.13  Lease, dated July 8, 1991, by and between Westside
       Investment Company and the Company.                               *
10.14  Certificate of Registration of Trademark, dated July 5,
       1994, from Patent and Trademark Office.                           *
10.15  Certificate of Registration of Trademark, dated April 19,
       1994, from Patent and Trademark Office.                           *
10.16  Certificate of Registration of Service Mark, dated December
       14, 1993 from Patent and Trademark Office.                        *
10.17  Certificate of Registration of Service Mark, dated July 5,
       1994, from Patent and Trademark Office.                           *
10.18  Certificate of Registration of Service Mark, dated April 19,
       1994, from Patent and Trademark Office.                           *
10.19  Certificate of Registration of Service Mark, dated December
       14, 1993, from Patent and Trademark Office.                       *
10.24  Share Escrow Agreement.                                           *
14     Not applicable.
15     Not applicable.
21     Not applicable.
23.1   Consent of Hart & Trinen.                                         __
23.2   Consent of Hein + Associates LLP                                  __
23.3   Consent of Brock and Company                                      __


* Incorporated by reference to same exhibit filed with Company's Registration Statement on Form SB-2 (Commission File #33-95782-D).

Item 28.  Undertakings.

    (a)  Rule 415 Offering.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

              (iii) Include any additional material information on the plan of distribution.

         (2) For determining any liability under the Securities Act, each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (b)  Indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         The Registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement or Amendment to be signed on its behalf by the undersigned in Fort Collins, Colorado on February 12, 1998.


                                  APPLIED COMPUTER TECHNOLOGY, INC.


                                  By:/s/ Wiley E. Prentice, Jr.
                                     -----------------------------
                                     Wiley E. Prentice, Jr., President and
                                     Chief Executive Officer

                                  By:/s/ Daniel Radford
                                     ------------------------------
                                     Daniel Radford,
                                     Principal Financial and Accounting Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment was signed by the following persons in the capacities and on the dates stated.

Signature                               Title                    Date


/s/ Wiley E. Prentice, Jr.     President, Chief Executive    February 12, 1998
-------------------------
Wiley E. Prentice, Jr.         Officer (Principal Executive
                              Officer) and Director


/s/ Cynthia E. Koehler         Executive Vice President,     February 12, 1998
-------------------------
Cynthia E. Koehler             Secretary and Director


-------------------------      Director
J. Roger Moody

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                             Registration Statement
                                      Under
                           THE SECURITIES ACT OF 1933


                        Applied Computer Technology, Inc.



                                    EXHIBITS

Exhibit No.                                                            Page

3.1.1  Articles of Incorporation.                                        *
3.1.2  Amendment to Articles of Incorporation as filed on May 19,
       1995.                                                             *
3.1.3  Amendment to Articles of Incorporation as filed on June 6,
       1995.                                                             *
3.2.1  By-Laws.                                                          *
4.1    Form of specimen certificate for Common Stock of the Company.     *
4.2    Form of specimen certificate for Warrants of the Company.         *
4.5    Warrant Agreement between the Company and American Securities
       Transfer, Inc.                                                    *
5 Opinion of Hart & Trinen regarding legality of the securities covered by this Registration Statement.
10.1.1 Employment Agreement, dated April 1, 1995, by and between
       Wiley E. Prentice, Jr. and the Company.                           *
10.1.2 Employment Agreement, dated April 1, 1995, by and between
       Cynthia E. Koehler and the Company.                               *
10.2 1995 Incentive Stock Option Plan, adopted March 1, 1995, authorizing 600,000 shares of Common Stock for issuance upon
       exercise of options issued pursuant to the Plan.                  *
10.7   Retail Lease, dated May 29, 1992, by and between Clarmont
       Enterprises, Inc. and the Company.                                *
10.8   Retail Lease, dated August 13, 1990, by and between
       University Hill Plaza Partnership, Ltd. and the Company.          *
10.9   Lease Agreement, dated August 16, 1989, by and between
       G.B. Ventures and the Company, as amended by Lease
       Extension Agreement #1, dated September 15, 1994
       and Lease Addendum No. 2, dated July 7, 1995.                     *
10.10  Shopping Center Lease, dated August 13, 1991, by and
       between Colorado & Wesley Partners, Ltd. and the Company.         *
10.11 Shopping Center Lease, dated July 16, 1993, by and between Crow-Watson #8, a Texas limited partnership, and the Company. *
10.12  Shopping Center Lease, dated September 14, 1992, by and between First Interstate Bank, N.A., as Trustee of Heron
       North America Property Trust, and the Company.                    *
10.13  Lease, dated July 8, 1991, by and between Westside
       Investment Company and the Company.                               *
10.14  Certificate of Registration of Trademark, dated July 5,
       1994, from Patent and Trademark Office.                           *
10.15  Certificate of Registration of Trademark, dated April 19,
       1994, from Patent and Trademark Office.                           *
10.16  Certificate of Registration of Service Mark, dated December
       14, 1993 from Patent and Trademark Office.                        *
10.17  Certificate of Registration of Service Mark, dated July 5,
       1994, from Patent and Trademark Office.                           *
10.18  Certificate of Registration of Service Mark, dated April 19,
       1994, from Patent and Trademark Office.                           *
10.19  Certificate of Registration of Service Mark, dated December
       14, 1993, from Patent and Trademark Office.                       *

Exhibit No.                                                              Page

10.24  Share Escrow Agreement.                                           *
14     Not applicable.
15     Not applicable.
21     Not applicable.
23.1  Consent  of Hart & Trinen.                                         __
23.2  Consent  of Hein +  Associates  LLP
23.3  Consent of Brock and Company.                                      __

* Incorporated by reference to same exhibit filed with Company's Registration Statement on Form SB-2 (Commission File #33-95782-D).